Preliminary Offering Circular, Dated December 30, 2020

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED.  THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE.  WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

ORACLE HEALTH, INC.

910 Woodbridge Court

Safety Harbor, FL 34695

(727) 470-3466; www.Oracle-Health.com

Best Efforts Offering of up to 4,000,000 of Shares of Common Stock at $2.00 per Share

Our corporate name is Oracle Health, Inc. We are developing and intend to market a tiny insertable cardiac device to monitor heart failure. Our monitoring device is designed to detect signs of heart failure early enough so that non-hospital treatments can be administered and, thus, hospitalizations that typically result from heart failure can be reduced and prevented. Our company is a Delaware corporation organized in May 2019. We refer to our company in this offering circular as “we,” “us,” “our,” “our company” or “Oracle Health.” We are offering up to 4,000,000 shares of our common stock at an offering price of $2.00 per share for aggregate maximum gross proceeds of $8,000,000. We intend to use the net proceeds of this offering to, among outer things, complete the design and engineering of our cardiac monitoring device. There is no minimum number of shares that must be sold in order to close this offering. The minimum initial investment amount per investor is $100. See the sections entitled “Plan of Distribution” beginning on page 20 and “Securities Being Offered” beginning on page 40.

This is our initial public offering, and no public market currently exists for our stock. The offering price may not reflect the market price of our stock after this offering. Our common stock is not listed for trading on any exchange or automated quotation system. We intend to engage a market maker to apply for quotation on one of the tiers of OTC Markets Group, Inc., or OTC Market. There can be no assurance that such an application for quotation will be approved.

This offering will continue until the earlier of (i) 180 days after qualification of the offering statement of which this offering circular is a part (which date may be extended one or more times by us, in our discretion), and (ii) the date when all of the shares offered hereunder are sold, or such earlier time as we may determine in our sole discretion. We intend, but are not required to, conduct an initial closing of this offering within 30 days after the qualification of the offering statement of which this offering circular is a part. Thereafter, we intend to conduct additional closings on an intermittent basis, with at least one, but no more than two, such closings being conducted in each subsequent 30-day period until the offering is completed. At each closing, our shares will be delivered via book entry to investors who have tendered funds for their shares, and such funds will become available to us. See “Plan of Distribution.”

This offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings and there is no minimum offering amount. We have engaged Prime Trust, LLC as an escrow agent to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. See the sections entitled “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

	Price to Public	Underwriting Discount and Commissions(1)	Proceeds to Issuer(2)	Proceeds to Other Persons
Per share	$2.00	$0.12	$1.88	$0.00
Total Maximum	$8,000,000	$480,000.00	$7,520,000	$0.00

(1)	The Company’s shares of common stock are being offered on a best efforts basis, (i) directly by the Company and (ii) on the Republic platform (accessible at https://republic.co) pursuant to an agreement entered into with OpenDeal Broker LLC, or ODB, an SEC registered broker-dealer that is a member of the Financial Industry Regulatory Authority, or FINRA, and SIPC. In consideration for ODB’s services, ODB will receive a 6% commission on the dollar value of the securities issued to investors in this offering in cash and 1% commission on the dollar value of the securities issued to investors in this offering in securities of the same type as we are offering. See the section entitled “Plan of Distribution.”

(2)	The amounts shown are before deducting offering costs to us, which include legal, accounting, printing and other costs incurred in this offering, which we estimate will be approximately $94,000.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this offering circular and future filings after this offering.

Investing in this offering involves a high degree of risk, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider in connection with an investment in our securities.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This offering circular is following the offering circular format described in Part II (a)(1)(i) of Form 1-A.

The approximate date of commencement of proposed sale to the public is [*], 2020.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

The specific discussions herein about our company include future expectations about our company’s business. The expectations are presented in this offering circular only as a guide about future possibilities and do not represent actual amounts or assured events. All estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from our expectations.

i

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this offering circular.

Our Company

Overview

Founded in May 2019, we are a medical device technology startup company focusing on the development and marketing of a tiny insertable cardiac monitoring device to monitor heart failure. Our monitoring device is designed to detect signs of heart failure early enough so that non-hospital treatments can be administered and, thus, hospitalizations that typically result from heart failure can be reduced and prevented. Our tiny device utilizes multi-sensor technology and cloud-based pattern recognition (machine learning) to monitor chronic heart failure. We filed a provisional patent application that covers the technology related to our insertable cardiac device, software dashboard, smartphone app and data accumulation techniques in May 2019, and we submitted a non-provisional utility patent application in May 2020 (Patent application No. 62/853,899). We plan to submit our insertable cardiac device to the Food and Drug Administration, or the FDA, for a pre-submission, or Pre-Sub, review under the 510k framework in the first quarter of 2021. Although we are not required to have completed any device testing, in order to file our Pre-Sub, we need to be sure that our insertable heart monitoring device is a Class II device as defined by the FDA. That is, we need to show that our device is equivalent to, or an improvement on, Class II devices that have already been cleared under the FDA’s 510k framework. In our research, we have identified two 510k cleared products, or “predicate devices,” that are implantable devices equipped with ECG and wireless data transfer capabilities for long term heart monitoring. Using these two devices as a benchmark, we will implant our heart monitoring device in test animals for certain periods of time to show safety, functionality and efficacy comparable to the predicate devices we have identified and to demonstrate our device’s additional functionality which, we believe, is an improvement over the functionality of the predicate devices. We expect to have this analysis and animal testing completed in the early 2021 at which time we expect to be able to submit our Pre-Sub to the FDA.

We intend to use the net proceeds of this offering to, among other things, complete the design and engineering of our implantable heart monitoring device, conduct product testing in animals and file our Pre-Sub and 510k submissions with the FDA. See the section titled “Use of Proceeds” for further details.

Heart failure is a major public health problem affecting more than 6 million patients in the United States (more than 23 million patients worldwide). Patients’ self-tracking daily weight, traditional clinical observations and intrathoracic impedance monitoring have failed to provide sufficient insight into patient decompensation. Wearable monitors have gained popularity in recent years but suffer from low accuracy, poor patient compliance and lack of sustainability. Despite improved accuracy, invasive cath lab procedures are complex and expensive with low adoption by physicians and hospitals.

As discussed in detail below, our tiny insertable device, once cleared by the FDA, will provide a long-term solution to heart failure monitoring that, we believe, will feature simplicity, improved accuracy, high patient protocol compliance and hospital economics. Our device is equipped with multi-sensors to track trending changes in heart performance, including heart rhythms, electrocardiogram (ECG or EKG) and heart and lung sounds and activities, and to monitor heart failure using telemedicine and machine learning technology.

Our Industry

The United States boasts the largest medical device market in the world, with Select USA reporting that the market reached $156 billion in size in 2017. According to Select USA, by 2023, industry experts project the U.S. market to grow to $208 billion. This industry includes nearly two million direct and indirect jobs in the U.S., with over 80% of medical device companies operating at under 50 employees.

The U.S. Center for Disease Control and Prevention (CDC) estimates that roughly 6 million adults in the U.S. have heart failure, which is defined as when the heart cannot pump enough blood and oxygen to support other organs in the body. The CDC also reported that heart failure costs the U.S. about $30.7 billion each year in health care services, medications, and missed days of work from the ill patients, and is responsible for 11 million physician visits each year and even more hospitalizations than all forms of cancer combined.

One way to monitor heart health is through implantable cardiac monitors. According to a report published by Allied Markets Research (AMR), the global implantable cardiac monitors market is projected to reach $678 million by 2023, growing at a 7.4% compound annual growth rate, or CAGR, from 2017 to 2023. According to AMR, growth is expected to be driven by the miniaturization of these devices, as well as the growing demand for cardiac monitors that can continuously monitor heart health and detect any abnormalities.

Our Solution

The market for insertable cardiac monitors needs a solution that brings simplicity, improved accuracy, high patient protocol compliance and hospital economics to heart failure monitoring. Based on the criteria discussed below and equipped with strong clinical evidence on heart sounds as a biomarker, we are developing a subcutaneously (SQ, under the skin) insertable device with multi-sensors to check for trending changes in heart performance to monitor heart failure using telemedicine and machine learning technology.

Our insertable cardiac monitoring device will monitor the following heart functions with the indicated tools:

●	heart rhythms (electrocardiogram, or ECG);

●	heart and lung sounds (phonocardiogram, or PCG); and,

●	body posture and orientation (3 axis accelerometer)

Our Competition

Our primary competitors are CardioMems by Abbott, Sensible Medical Innovations, VitalConnect and ReThink Medical. The following briefly describes these competitors’ products:

●	CardioMems by Abbott: CardioMems is a Class III, cardiac cath lab procedure device to monitor pressure changes in the pulmonary artery, to monitor heart failure. This device has been in the market for more than 15 years. It was originally acquired by St. Jude Medical in 2014.

●	Sensible-Medical Innovations: This company is a medical technology startup, developing a wearable vest to monitor fluid levels in the heart. The device is currently under clinical trial.

●	VitalConnect: This company is a medical technology startup developing an external sticker patch for a temporary solution to monitor heart failure.

●	ReThink Medical: This company is a medical technology startup developing a smartwatch app that monitors heart failure progression.

A number of other companies specialize in implantable devices that measure heart arrythmia. We do not see these devices as directly competing with our heart monitoring device because our device focus in on the detection of heart failure through multi-sensors to track trending changes in heart performance, including heart rhythms, electrocardiogram (ECG or EKG), and heart and lung sounds and activities, and to monitor heart failure using telemedicine and machine learning technology.

Our Competitive Advantages

We believe that the following characteristics of our product will provide us with a competitive advantage once our implantable monitoring device is fully developed and FDA cleared:

●	Simplicity - Simple 2-minute office procedure to insert the device with a commonly used insertion procedure.

●	Improved Accuracy - Accurate data and comprehensive diagnostics with multi-sensors (ECG, acoustic sensor for heart & lung sounds, activity sensor).

●	Ease of Patient Protocol Compliance - Patients do not need to wear any equipment or worry about following a detailed or cumbersome long term regiment.

●	Telemedicine - Using smartphone, WiFi and cellular networks, all device output data is securely transmitted by the inserted device to a smartphone, then to a cloud based AI system for data analytics.

●	Existing Healthcare Reimbursements - Our device will leverage existing Current Procedural Terminology (CPT code 33285) to streamline the healthcare reimbursement process.

For a further description of our competitive advantages, see “Description of Business – Our Competitive Advantages” below.

Our Product Launch Roadmap

We plan to launch our insertable cardiac monitoring device as soon as practicable by taking the following steps:

●	complete patient ready device development (design and engineering) for an early feasibility study and first in man implant in the U.S.;

●	Submit Pre-Sub to FDA followed by obtaining FDA 510k clearance, and complete 30 implants along with data analysis;

●	penetrate the Texas and Florida markets (two of the highest implant volume states in the US);

●	commercialize and expand to other high-volume regions outside of Texas and Florida, and further refine the product; and,

●	solidify commercialization and strive to gain market share from competitors, and

●	explore the application of our device in respiratory space.

Our Product Development Roadmap

To complete a heart monitoring device that will be ready for commercialization, we will have to take the following steps in the indicated time frames:

●	Contract with an engineering firm that has expertise in implantable cardiac devices and neuromodulation to complete the engineering and build an animal ready device and then a human ready, 510k device. We expect that, from start date, it will take approximately eight months to complete the animal ready device (for testing purposes) and then approximately an additional 10 months to complete the human ready device;

●	Hire a software engineering firm with expertise in HIPPA compliant data transmission and storage, to write the software interface and cloud-based program for the operation of our device. This process should take approximately 12 months; and

●	Initially, a Company team of engineers will manage the development of machine learning code to be incorporated into our product package. This process should take approximately 3 months.

We have invested minimal capital to date in product development because, in most part, to date we have utilized our internal expertise to develop and build a proof of concept, ready for animal testing, device, and we expect to use the capital that we raise in this offering and/or from other sources to fund this product development work. There can be no assurance, however, that we will be able to raise sufficient capital on acceptable terms, if at all, to complete these processes in the indicated timeframes, if at all.

Our Development Highlights

2019

●	Completed ZeroTo510 Med Tech Accelerator (GAN Accelerator)

●	Proof of concept device developed in August 2019 for animal lab and human testing

●	Accepted to Johnson & Johnson’s life sciences incubator, JLABS in November 2019

●	Signed research agreement with Maastricht University for animal and human testing

2020

●	8 heart failure patient data studies completed (Maastricht University study - proof of concept device that records ECG and measures heart sounds through an acoustic sensor in a non-invasive, external approach)

●	Non-provisional utility patent filed in May 2020

●	Accepted to Tampa Bay Wave Accelerator (GAN Accelerator) in May 2020

●	In discussions with nationally recognized heart failure clinics for planned human trials

●	Hardware and software team identified

●	In discussions with a leading medical microelectronics development, design and manufacturing company for the acquisition of our implantable battery solution

●	In contract discussions with ISO certified medical device manufacturer with expertise in implantable cardiac devices for the manufacture of our heart failure device

●	World renowned heart failure physician joined our advisory team in July 2020

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

●	The COVID-19 pandemic may have an adverse impact on our business.

●	Our future profitability is uncertain.

●	Our success depends on the services of our founder and Chief Executive Officer, Jaeson Bang, the loss of whom would significantly disrupt our business.

●	We rely on various intellectual property rights, including patents and trademarks in order to operate our business.

●	The design, manufacture and marketing of our insertable cardiac monitoring device will entail an inherent risk of product liability claims.

●	The manufacture, distribution, marketing and use of our insertable cardiac monitoring device are subject to extensive regulation and increased scrutiny by the Food and Drug Administration, or the FDA, and other regulatory authorities.

●	We may not be able to achieve market acceptance of our insertable cardiac monitoring device and related product offerings.

●	Privacy laws and regulations could restrict our ability or the ability of our customers to obtain, use or disseminate patient information, or could require us to incur significant additional costs to re-design our products.

●	There is no public market for our common stock. You cannot be certain that an active trading market or a specific share price will be established, and you may not be able to resell your securities at or above the public offering price.

●	This is a fixed price offering and the fixed offering price may not accurately represent the current value of our company or our assets at any particular time.

●	Our Chief Executive Officer will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

●	We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date have had no revenue.

Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact. Our future is dependent upon our ability to obtain financing and upon future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

Corporate Information

Our principal executive offices are located at 910 Woodbridge Court, Safety Harbor, FL 34695 and our telephone number is (727) 470-3466. We maintain a website at www.Oracle-Health.com. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

The offering

Securities being offered:	Up to 4,000,000 shares of our common stock, par value $0.00001, for a maximum offering amount of $8,000,000.

Offering price per share:	$2.00 per share.

Shares outstanding before the offering*:	8,500,000 shares of our common stock.

Shares outstanding after the offering*:	Assuming this offering is fully funded, there will be 12,500,000 shares of our common stock issued and outstanding.

Best efforts offering:	We are offering shares on a “best efforts” basis. There is no minimum number of shares that must be sold in order to close this offering.

No Minimum Offering Amount:

We are not required to raise any minimum amount in this offering before we may have an initial closing of this offering. Investors should understand that we may have an initial or subsequent closing of this offering even though an insignificant amount of capital has been raised.

Minimum subscription amount:	There is a minimum subscription amount per investor of $100.

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Escrow account:	We have established an escrow account with Prime Trust, LLC, who is acting as the escrow agent, into which subscriptions will be held pending closing. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. In the event that closing of this offering does not occur, or an investor’s subscription is rejected, any funds received from such investor will be promptly returned without interest or deduction.

Termination of the offering:	This offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is 180 days after this offering circular has been qualified by the Securities and Exchange Commission, or the SEC (which date may be extended one or more times by us, in our discretion), or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Use of proceeds:

We estimate that, at a per share price of $2.00, the net proceeds from the sale of the 4,000,000 shares in this offering will be approximately $7,426,000, after deducting the 6% offering set-up and processing fee to be paid to ODB and the other estimated offering expenses of approximately $94,000.

We intend to use the net proceeds of this offering for research and development, FDA submissions, patent protection, product testing, operational and administrative expenses, commercialization and working capital reserves. See the section entitled “Use of Proceeds” for details.

Market for our Common Stock:	Our common stock is not listed for trading on any exchange or automated quotation system. We intend to engage a market maker to apply for quotation on the OTC Market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, or FINRA, nor can there be any assurance that such an application for quotation will be approved.

Risk factors:	Investing in our securities involves risks. See the section entitled “Risk Factors” in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

* In addition, the following securities which have not been issued are not included in the outstanding share count:

●	700,000 shares of our common stock issuable upon the exercise of outstanding options;

●	700,000 (approx.) shares of our common stock issuable upon the conversion of an outstanding convertible notes (exclusive of shares issuable for accrued but unpaid interest under such notes);

●	Shares of our common stock issuable upon the conversion of $120,000 in outstanding simple agreements for future equity, or SAFES, and $289,000 in principal amount of outstanding Crowd Notes; and

●	800,000 shares of our common stock available for future issuance under our equity incentive plan.

RISK FACTORS

Investing in our shares involves a significant degree of risk. In evaluating our company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this offering circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. We are still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business, Operating Results and Industry

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

We were incorporated in May 2019 and accordingly, we have a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the inception of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding client base. In order to succeed, our company will need to attract additional capital and additional personnel, and there can be no assurances that our company will be able to attract the needed capital and personnel.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of June 30, 2020, we had an accumulated deficit of $460,967. We had net losses in the amount of $370,847 and $66,950 for the six months ended June 30, 2020 and 2019, respectively, and of $90,119 for the year ended December 31, 2019. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock, once trading, and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

The COVID-19 pandemic may have an adverse impact on our business.

The COVID-19 pandemic has negatively impacted the U.S. economy, disrupted supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, increased unemployment levels and decreased consumer confidence generally. In addition, the pandemic has resulted in temporary closures of many businesses and the enforcement of social distancing in many states and communities.

The extent of the impact of the COVID-19 pandemic on our business, operations, and prospects will depend on a number of evolving factors, including:

●	The duration, extent, and severity of the pandemic. COVID-19 has not been contained and could affect significantly more households and businesses. The duration and severity of the pandemic continue to be impossible to predict.

●	The response of governmental and nongovernmental authorities. Many of the actions taken by authorities have been directed at curtailing personal and business activity to contain COVID-19 while simultaneously deploying fiscal-and monetary-policy measures to assist in mitigating the adverse effects on individuals and businesses. These actions are not consistent across jurisdictions but, in general, have been rapidly evolving in scope and intensity.

●	The effect on our targeted markets. COVID-19 and its associated consequences and uncertainties may affect individuals, households, and businesses differently and unevenly. In the near term if not longer, we generally expect that our targeted market may be adversely impacted. We also cannot predict if the impact will be short-lived or long-lasting.

The duration of these business interruptions and related impacts on our proposed business and operations, which will depend on future developments, are highly uncertain and cannot be reasonably estimated at this time. Even after COVID-19 has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular, some of which reflecting pre-COVID-19 data, may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties, including our ability to raise sufficient capital. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

Our future profitability is uncertain.

We have incurred losses since the beginning of our operations and we will continue to have losses in the future as we incur additional expenses to execute our business plan, fuel our potential growth and conduct further research and development. We expect to make significant expenditures to commercialize our product and further develop our business. We will have to begin to generate and sustain and increase revenues to achieve or maintain profitability. We may not generate sufficient revenues to achieve or maintain profitability in the future. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

We currently rely on external financing to fund our operations. We expect capital outlays and operating expenditures to increase over the next few years as we expand our infrastructure, commercial operations, development activities and establish offices.

Our future funding requirements will depend on many factors, including but not limited to the following:

●	The cost of expanding our operations;

●	The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

●	The rate of progress and cost of development activities;

●	The need to respond to technological changes and increased competition;

●	The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

●	The cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

●	Sales and marketing efforts to bring our products to market;

●	Unforeseen difficulties in establishing and maintaining an effective sales and distribution network; and

●	Lack of demand for and market acceptance of our products and technologies.

We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing additional debt securities, such debt instruments may provide for rights, preferences or privileges senior to our equity securities. In addition, the terms of debt securities that we might issue could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our research development and commercialization activities. Under these circumstances, if our company is unable to acquire additional capital or is required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on its financial condition.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Our success depends on the services of our founder and Chief Executive Officer, the loss of whom could disrupt our busines; although we rely on this individual, we do not have key man life insurance.

We depend to a large extent on the services of our founder and Chief Executive Officer, Jaeson Bang. Given his knowledge and experience, he is important to our future prospects and development as we rely on his expertise in developing our business strategies and maintaining our operations. Because we are a start-up dependent on the vision of our founder, it will be critical to our prospects and successful development that he remains with us to help establish, develop and grow our business. The loss of the service of Mr. Bang and the failure to find timely replacements with comparable experience and expertise could disrupt and adversely affect our business. Additionally, we have not purchased an insurance policy with respect to Mr. Bang in the event of his death or disability. Therefore, if Mr. Bang dies or becomes disabled, we will not receive any compensation to assist us with such person’s absence.

Our internal control over financial reporting may be ineffective.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

We rely on various intellectual property rights, including patents and trademarks in order to operate our business.

Such intellectual property rights, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We may also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights.

As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

We will be subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

The development and commercialization of our insertable cardiac monitor is highly competitive.

We face competition in the cardiac monitors market. Our competitors may have significantly greater financial, technical and human resources than we have and superior expertise in research and development and thus may be better equipped than us to develop and commercialize cardiac monitoring technologies. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position.

Industry consolidation may result in increased competition.

Some of our competitors have made or may make acquisitions or may enter into partnerships or other strategic relationships to offer more comprehensive services than they individually had offered or achieve greater economies of scale. In addition, new entrants not currently considered to be competitors may enter our market through acquisitions, partnerships or strategic relationships. We expect these trends to continue as companies attempt to strengthen or maintain their market positions. The potential entrants may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. The companies resulting from combinations or that expand or vertically integrate their business to include the market that we address may create more compelling service offerings and may offer greater pricing flexibility than we can or may engage in business practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or service functionality.

Successful development of our products is uncertain.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new products and products based on new technologies, including:

●	delays in product development, clinical testing, or manufacturing;

●	unplanned expenditures in product development, clinical testing, or manufacturing;

●	failure to receive regulatory approvals;

●	inability to manufacture on our own, or through any others, product candidates on a commercial scale;

●	failure to achieve market acceptance; and

●	emergence of superior or equivalent products.

Because of these risks, our research and development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successfully, our business, financial condition, and results of operations may be materially harmed.

We could be adversely affected by health care reform legislation.

Third-party payers for medical products and services, including state, federal and foreign governments, are increasingly concerned about escalating health care costs and can indirectly affect the pricing or the relative attractiveness of our products by regulating the maximum amount of healthcare reimbursement they will provide for our products. Following years of increasing pressure, during 2010 the U.S. government enacted comprehensive health care reform with the enactment of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, which made changes that significantly impact the pharmaceutical and medical device industries. The Protecting Access to Medicare Act of 2014 imposes additional limitations on Medicare reimbursement rates. These statutes may restrict Medicare reimbursement rates for our products, which may adversely affect our business, financial condition and results of operations. If healthcare reimbursement amounts for our products decrease further in the future, such decreases may reduce the amount that will be reimbursed to hospitals or physicians and consequently, could place constraints on the levels of overall pricing, which could have a material effect on our revenues.

The 2.3% medical device tax originally established as part of the U.S. health care reform legislation through December 31, 2015 is now repealed. We are unable to predict any future legislative changes or developments related to this excise tax or any other excise tax. Additional state and federal health care reform measures may be adopted in the future, any of which could have a material adverse effect on our ability to successfully commercialize our products and on our industry in general. For example, the United States government has in the past considered, is currently considering and may in the future consider, health care policies and proposals intended to curb rising health care costs, including those that could significantly affect both private and public reimbursement for health care services. Further, state and local governments are also considering or have adopted similar types of policies. Future significant changes in the health care system in the United States or elsewhere, and current uncertainty about whether and how changes may be implemented, could have a negative impact on the demand for our products. We are unable to predict whether health care policies, including policies stemming from legislation or regulations affecting our business, may be proposed or enacted in the future, what effect such policies would have on our business, or the effect that ongoing uncertainty about these matters will have on the purchasing decisions of our customers.

Changes to government health care programs that reduce payments under Medicare and Medicaid may negatively impact our revenues.

Previous legislative changes have resulted in, and future legislative changes may result in, limitations on and reduced levels of payment and healthcare reimbursement for a substantial portion of hospital procedures and costs. Current or future health care reform and deficit reduction efforts, changes in laws or regulations regarding government health care programs, other changes in the administration of government health care programs and changes to commercial third-party payers in response to health care reform and other changes to government health care programs could have a material, adverse effect on our financial position and results of operations.

If third-party payors do not provide adequate coverage and healthcare reimbursement for the use of our products, our revenues will be negatively impacted.

Our success in marketing our products depends in large part on whether U.S. and international government health administrative authorities, private health insurers and other organizations will adequately cover and reimburse customers for the cost of our products. In the United States, a third-party payor’s decision to provide coverage for our products does not imply that an adequate healthcare reimbursement rate will be obtained. Further, one third-party payor’s decision to cover our products does not assure that other payors will also provide coverage for the products or provide coverage at an adequate healthcare reimbursement rate. Healthcare reimbursement systems in international markets vary significantly by country and by region within some countries, and healthcare reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for healthcare reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control healthcare reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. If sufficient coverage and healthcare reimbursement is not available for our current or future products, in either the United States or internationally, the demand for our products and our revenues will be adversely affected.

Privacy laws and regulations could restrict our ability or the ability of our customers to obtain, use or disseminate patient information, or could require us to incur significant additional costs to re-design our products.

State, federal and foreign laws, such as the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), regulate the confidentiality of sensitive personal information and the circumstances under which such information may be released. These and future laws could have an adverse impact on our results of operations. Other health information standards, such as regulations under HIPAA, establish standards regarding electronic health data transmissions and transaction code set rules for specified electronic transactions, for example transactions involving claims submissions to third party payors. These also continue to evolve and are often unclear and difficult to apply. In addition, under the federal Health Information Technology for Economic and Clinical Health Act (HITECH Act), which was passed in 2009, many businesses that were previously only indirectly subject to federal HIPAA privacy and security rules became directly subject to such rules because the businesses serve as “business associates” to our customers. On January 17, 2013, the Office for Civil Rights of the Department of Health and Human Services released a final rule implementing the HITECH Act and making certain other changes to HIPAA privacy and security requirements. Compliance may increase the requirements applicable to our business. Failure to maintain the confidentiality of sensitive personal information in accordance with the applicable regulatory requirements, or to abide by electronic health data transmission standards, could expose us to breach of contract claims, fines and penalties, costs for remediation and harm to our reputation.

The healthcare industry is highly regulated.

We are subject to regulation in the U.S. at both the federal and state levels. In addition, the U.S. federal and state governments have allocated greater resources to the enforcement of these laws. If we fail to comply with these regulatory requirements, or if allegations are made that we failed to comply, our results of operations and financial condition could be adversely affected.

Products that we will manufacture, source, distribute or market are required to comply with regulatory requirements.

To lawfully operate our business, we are required to hold permits, licenses and other regulatory approvals from, and to comply with operating and security standards of, governmental bodies. Failure to maintain or renew necessary permits, licenses or approvals, or noncompliance or concerns over noncompliance may result in suspension of our ability to distribute, import or manufacture products, product recalls or seizures, or criminal and civil sanctions and could have an adverse effect on our results of operations and financial condition.

The manufacture, distribution, marketing and use of our products are subject to extensive regulation and increased scrutiny by the Food and Drug Administration (FDA) and other regulatory authorities.

Any new product must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by the FDA and foreign regulatory authorities. Changes to current products may be subject to vigorous review, including additional 510(k) and other regulatory submissions, and approvals are not certain. Once we start manufacturing, failure to comply with the requirements of the FDA or other regulatory authorities, including a failed inspection or a failure in our adverse event reporting system, could result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in us and our products, which could adversely affect our sales and results of operations.

The sales, marketing and pricing of products and relationships that pharmaceutical and medical device companies have with healthcare providers are under increased scrutiny by federal and state government agencies.

Compliance with the Anti-Kickback Statute, False Claims Act, Food, Drug and Cosmetic Act (including as these laws relate to off-label promotion of products) and other healthcare related laws, as well as competition, data and patient privacy and export and import laws is under increased focus by the agencies charged with overseeing such activities, including FDA, Office of Inspector General (OIG), Department of Justice (DOJ) and the Federal Trade Commission. The DOJ and the Securities and Exchange Commission have also increased their focus on the enforcement of the U.S. Foreign Corrupt Practices Act (FCPA), particularly as it relates to the conduct of pharmaceutical companies, which may adversely impact our future global expansions.

Federal and state laws pertaining to healthcare fraud and abuse could adversely affect our business.

We are subject to various federal and state laws targeting fraud and abuse in the healthcare industry, including anti-kickback laws, false claims laws, laws constraining the sales, marketing and other promotional activities of manufacturers of medical devices by limiting the kinds of financial arrangements we may enter into with physicians, hospitals, laboratories and other potential purchasers of medical devices, laws requiring the reporting of certain transactions between us and healthcare professionals and HIPAA, as amended by HITECH, which governs the conduct of certain electronic healthcare transactions and protects security and privacy of protected health information. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in government healthcare programs such as Medicare and Medicaid. Many of the existing requirements are new and have not been definitively interpreted by state authorities or courts, and available guidance is limited. Unless and until we are in full compliance with these laws, we could face enforcement action and fines and other penalties, and could receive adverse publicity, all of which could materially harm our business. In addition, changes in or evolving interpretations of these laws, regulations, or administrative or judicial interpretations, may require us to change our business practices or subject our business practices to legal challenges, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to educate physicians on the safe and effective use of our products, we may be unable to achieve our expected growth.

An important part of our sales process will include the education of physicians on the safe and effective use of our products. There is a learning process for physicians to become proficient in the use of our products and it typically takes several procedures for a physician to become comfortable using our device. If a physician experiences difficulties during an initial procedure or otherwise, that physician may be less likely to continue to use our product, or to recommend it to other physicians. It is critical to the success of our commercialization efforts to educate physicians on the proper use of the insertable heart monitor, and to provide them with adequate product support during clinical procedures. It is important for our growth that these physicians advocate for the benefits of our products in the broader marketplace. If physicians are not properly trained, they may misuse or ineffectively use our products. This may also result in unsatisfactory patient outcomes, patient injuries, negative publicity or lawsuits against us, any of which could have an adverse effect on our business.

The design, manufacture and marketing of our medical devices entail an inherent risk of product liability claims.

Manufacturing and marketing of our products, and clinical testing of our products under development, may expose us to product liability and other tort claims. Although we intend to maintain, liability insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. There are a number of factors that could result in an unsafe condition or injury to, or death of, a patient with respect to these or other products which we will sell, including component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information. Product liability claims may be brought by individuals or by groups seeking to represent a class. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Any costs (the material components of which are settlements, judgments, legal fees and other related defense costs) not covered under the product liability insurance policies and future reserves could have a material adverse effect on our revenues, financial position and cash flows. Additionally, product liability claims could negatively affect our reputation, continued product sales, and our ability to obtain and maintain regulatory approval for our products.

Risks Related to this Offering and Ownership of our Securities

There is no public market for our common stock. You cannot be certain that an active trading market or a specific share price will be established, and you may not be able to resell your securities at or above the public offering price.

Prior to this offering, no public trading market existed for our securities. There can be no assurance that a public trading market for our common stock will develop or that a public trading market, if developed, will be sustained. We intend to engage a market maker to apply for quotation on the OTC Market. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which regulates the market makers on the OTC Market; nor can there be any assurance that such an application for quotation will be approved. Thus, it is anticipated that there will be little or no market for the shares sold in this offering until we are eligible to have our common stock quoted on the OTC Market and as a result, an investor may find it difficult to dispose of any shares purchased hereunder. Because there is none and may be no public market for our stock, we may not be able to secure future equity financing which would have a material adverse effect on our company.

Furthermore, when and if our common stock is eligible for quotation on the OTC Market, there can also be no assurance as to the depth or liquidity of any market for the common stock or the prices at which holders may be able to sell the shares. As a result, investors could find it more difficult to trade, or to obtain accurate quotations of the market value of, the stock as compared to securities that are traded on the Nasdaq stock market or on other national securities exchange. An investor may find it difficult to dispose of any shares purchased hereunder.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having our securities available for trading on the OTC Market, investors should consider any secondary market for our securities to be a limited one. We intend to seek coverage and publication of information regarding our company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if our company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

Up to 4,000,000 newly issued shares are being qualified in this offering. However, all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities of a private company, including affiliates, must hold their shares for a period of at least 12 months, may not sell in any 90-day period more than the greater of (i) one percent of the total issued and outstanding shares and (ii) the average weekly trading volume of such shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to fully execute our growth strategy if this offering yields insufficient gross proceeds.

If you invest in the common stock and less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our common stock on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered common stock will be sold. If less than $8,000,000 of common stock shares offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost. No assurance can be given to you that any funds will be invested in this offering other than your own.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. The offering price for our shares has been determined by us and do not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such shares.

Our Chief Executive Officer will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Our officers and directors have significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs. Our founder and Chief Executive Officer will own approximately 68% of our outstanding common stock if all of the shares offered herein are sold, without giving effect to shares of our common stock issuable upon conversion of outstanding convertible notes and SAFEs. The shares offered for sale are exactly the same as the shares of common stock that are currently outstanding. Accordingly, our founder and Chief Executive Officer will have control over stockholders matters, such as the election of directors, amendments to our certificate of incorporation, and approval of significant corporate transactions. Given the substantial equity interest held by our Chief Executive Officer, he will be able to elect directors who may be in favor of higher executive compensation packages for himself and other officers of our company than independent directors would be. As a result, our minority stockholders will have little or no control over our affairs.

Future issuances of our common stock or securities convertible into our common stock could cause the market price of our common stock to decline and would result in the dilution of your shareholding.

Our certificate of incorporation authorizes the issuance of 200,000,000 shares of common stock.  Upon completion of this offering, we will have 12,500,000 shares of common stock issued and outstanding, assuming all of the shares of our common stock offered through this offering circular are sold. Accordingly, we may issue up to an additional 187,500,000 shares of common stock after this offering. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

Future issuances of debt securities, which would rank senior to our capital stock upon our bankruptcy or liquidation, and future issuances of equity securities may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our capital stock. Moreover, if we issue additional equity securities, the holders of such equity securities could be entitled to preferences over existing holders of common stock and equity securities in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. You must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return you may be able to achieve from an investment in our securities.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The offering price of $2.00 per share is substantially higher than the net tangible book value per share of our common stock immediately following this offering. Therefore, if you purchase shares in the offering, you will experience immediate and substantial dilution in net tangible book value per share of our common stock in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $1.42 per share of common stock to new investors purchasing our shares in this offering at the offering price if the maximum amount is raised. Accordingly, if we were liquidated at our net tangible book value, you would not receive the full amount of your investment. See the section entitled “Dilution.”

We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this offering for FDA preparation and filing of Pre-Sub and 510k submissions; patent protection, product R&D design and development; animal testing and human feasibility studies; operational and administrative expenses, including certain salaries; commercialization, manufacturing and marketing; and working capital and other general corporate purposes. However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations.

We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

We may terminate this offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of shares sold. In the event that we terminate this offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our company and no funds will be returned to subscribers.

We will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders will receive less information.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. If we elect to take advantage of the benefits of this extended transition period, our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

If we decide to apply for the quotation of our common stock on the OTCQB or OTCQX market, we will be subject to the OTC Market’s Reporting Standards, which can be satisfied in a number of ways, including by remaining in compliance with (i) the SEC reporting requirements, if we elect to become a public reporting company under the Exchange Act, or (ii) Regulation A reporting requirements, if we elect not to become a reporting company under the Exchange Act.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into our company. When our company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

Purchasers of our shares in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our shares in this offering at an assumed public offering price of $2.00 per share, and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value at June 30, 2020 would have been $7,241,844, or $0.58 per share, assuming the sale of the maximum number of shares offered for sale in this offering. Assuming the sale of the maximum number of shares offered for sale in this offering, this represents an immediate increase in net tangible book value per share of $0.60 to the existing stockholders and dilution in net tangible book value per share of $1.42 to new investors who purchase shares in the offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

Offering price per share	$2.00
Net tangible book value per share at June 30, 2020	$(0.02)
Adjusted net tangible book value per share after this offering	$0.58
Increase in net tangible book value per share to the existing stockholders	$0.60
Dilution in net tangible book value per share to new investors	$1.42

The following table sets forth, assuming the sale of the maximum number of shares offered for sale in this offering (after deducting our estimated offering expenses), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. As the table shows, new investors purchasing shares may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Shares Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share

Common Stock	8,500,000	68	$85	0.00001	$0.00001
New investors	4,000,000	32	$8,000,000	100	$2.00
Total	12,500,000	100	$8,000,085	100	$0.64

Assuming that this offering is fully funded, there will be 12,500,000 shares of our common stock issued and outstanding after the offering. In addition, the following securities have not been issued and are not included in the outstanding share count:

●	700,000 shares of our common stock issuable upon the exercise of outstanding options;

●	700,000 (approx.) shares of our common stock issuable upon the conversion of an outstanding convertible notes (exclusive of shares issuable for accrued but unpaid interest under such notes);

●	Shares of our common stock issuable upon the conversion of $120,000 in outstanding simple agreements for future equity, or SAFES, and $289,000 in principal amount of outstanding Crowd Notes; and

●	800,000 shares of our common stock available for future issuance under our equity incentive plan.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by our company. The investor’s stake in our company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of our company that you own will go down, even though the value of our company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into our company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017, an investor invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2017, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. The investor now owns only 1.3% of the company but the investor’s stake is worth $200,000.

●	In June 2018, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). The investor now owns only 0.89% of the company and the investor’s stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that we have issued (and may issue in the future) and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

[FINRA comments: disclose the maximum amount of all items of underwriting compensation to be received by participating member]

We are offering a maximum of 4,000,000 shares of our common stock, or the Shares, on a no minimum, “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act, for Tier 2 offerings, at a price of $2.00 per share for maximum gross proceeds of up to $8,000,000. There is no minimum number of shares that must be sold in order to close this offering.  There is a minimum initial investment amount per investor of $100.

Shares will be available for purchase (i) directly by the Company and (ii) on the Republic platform (accessible at https://republic.co) pursuant to an agreement entered into with OpenDeal Broker LLC, or ODB, an SEC registered broker-dealer that is a member of FINRA and SIPC. The Shares will be offered (1) by us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934 and (2) on the Republic platform through ODB. We do not intend to use other commissioned sales agents or underwriters. In states where investors will be required by state law to purchase Shares through an SEC and state registered broker-dealer, ODB will serve in that capacity.

ODB has also agreed to perform the following services in exchange for the compensation discussed below:

●	Provide a landing page on the Republic platform for our offering of the Shares and perform related services,

●	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to us, vis a vis KYC and AML standards, whether or not to accept an investor’s subscription for Shares,

●	Provide technical services to allow us to execute and deliver evidence of the executed subscription agreements to the relevant investor, and

●	Provide services that allow an investor to send consideration for the Shares to the escrow agent.

In consideration for ODB’s services, ODB will receive a 1% commission on the dollar value of the Shares issued to investors in this offering. In addition, we have agreed to pay ODB an offering set-up and processing fee equal to 6% of the dollar value of the Shares issued to investors in this offering, and we have agreed to reimburse ODB for its reasonable fees and expenses. We may also have to pay ODB additional fees if we terminate this offering under certain circumstances and we will be responsible for certain fees that ODB may be required to pay to third parties for expenses incurred by ODB in connection with this offering.

The Shares offered hereby will be issued in book-entry electronic form only. Vstock Transfer, LLC is the transfer agent and registrar for such shares.

There is currently no trading market for the Shares and an active trading market may never develop. As a result, you should be prepared to retain the Shares for as long as such shares remain outstanding and you should not expect to benefit from any share price appreciation.

This offering will continue until the earlier of (i) 180 days after qualification of the offering statement of which this offering circular is a part (which date may be extended one or more times by us, in our discretion), and (ii) the date when all of the Shares offered hereunder are sold, or such earlier time as we may determine in our sole discretion. We intend, but are not required to, conduct an initial closing of this offering within 30 days after the qualification of the offering statement of which this offering circular is a part. Thereafter, we intend to conduct additional closings on an intermittent basis, with at least one, but no more than two, such closings being conducted in each subsequent 30-day period until the offering is completed. At each closing, the Shares will be delivered via book entry to investors who have tendered funds for their shares, and such funds will become available to us. In the event that you tender funds for shares but we do not close on your purchase before we determine this offering to be completed, we will return funds to you without deduction or interest.

We reserve the right to reject, in whole or in part, any orders for securities made in this offering, for any reason or for no reason in our sole discretion.

This offering circular and the offering documents specific to this offering will be available to prospective investors for viewing 24 hours a day, 7 days a week through the Republic.co platform. Before committing to purchase Shares, each potential investor must consent to receive the final offering circular and all other offering documents electronically. In order to purchase Shares, a prospective investor must complete and electronically sign and deliver to us a subscription agreement, the form of which is an exhibit to the offering statement of which this offering circular is a part, and send payment to us as described in the subscription agreement. Prospective investors must also answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act, which is described more fully below. This investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

The price of the Shares has been determined by us and does not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such Shares.

Prospective investors must read and rely on the information provided in this offering circular in connection with any decision to invest in the Shares.

Investment Limitations

As set forth in Title IV of the JOBS Act, there are limits on how many shares an investor may purchase if the offering does not result in a listing on a national securities exchange. The following would apply unless we are able to obtain a listing on a national securities exchange.

Generally, in the case of trading on the over-the-counter markets, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares of our common stock in the offering;

(iii) You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of shares of our common stock in the offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

State Blue Sky Information

We intend to offer and sell our securities in this offering to retail customers in every state in the United States plus the District of Columbia and Puerto Rico. In each of the foregoing jurisdictions in which we intend to make offers and sales, we have made notice filings where required in respect of our intentions to make offers and sales there. Investors in the state of Arizona must either be accredited investors within the meaning of Rule 501 under Regulation D under the Securities Act or meet the qualified purchaser definition in Arizona Administrative Code Rule 13.9.

Investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas and Washington will be required by state law to purchase our securities in this offering through an SEC and state registered broker-dealer. ODB will serve as our broker of record in these states.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a U.S. federal statute, preempts the states from regulating transactions in certain securities, which are referred to as “covered securities.” NSMIA nevertheless allows the states to investigate if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can bar the sale of covered securities in a particular case.

Following this offering, we intend to file periodic and current reports as required by Regulation A. Therefore, under NSMIA, the states and other jurisdictions of the United States are preempted from regulating the resale by security holders of the Shares. However, NSMIA does allow states and territories to require notice filings and collect fees with regard to resale transactions, and a state may suspend the offer and resale of our securities within such state if any such required filing is not made or fee is not paid. As of the date of this offering circular, the following states and territories do not require any resale notice filings or fee payments and security holders may resell our securities: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

As of the date of this offering circular, in the following states, district and territories, security holders may resell our securities if the proper notice filings have been made and fees paid: the District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Tennessee, Texas and Vermont. As of the date of this offering circular, we have not determined in which of these states and other jurisdictions, if any, we will submit the required filings or pay the required fees. Additionally, if any additional states or other jurisdictions adopt a statute, rule or regulation requiring a filing or fee, or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would likely need to comply with those new requirements in order for our securities to become eligible, or continue to be eligible, for resale by security holders in those states or other jurisdictions.

In addition, aside from the exemption from registration provided by NSMIA, we believe that our securities may be eligible for resale in various states without any notice filings or fee payments, based upon the availability of applicable exemptions from such states’ registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The various states and other jurisdictions can impose fines on us or take other regulatory actions against us if we fail to comply with their securities laws. Although we are taking steps to help insure that we will conduct all offers and sales in this offering in compliance with all Blue Sky laws, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we do not achieve compliance.

USE OF PROCEEDS

We estimate that, at a per share price of $2.00, the net proceeds from the sale of the 4,000,000 shares in this offering will be approximately $7,346,000, after deducting the 1% commission and the 6% offering set-up and processing fee to be paid to ODB and the other offering expenses of approximately $94,000.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	1,000,000	2,000,000	3,000,000	4,000,000
Gross Proceeds	$2,000,000	$4,000,000	$6,000,000	$8,000,000
Processing Fees (6%)	120,000	240,000	360,000	480,000
Net Proceeds Before Expenses	1,880,000	3,760,000	5,640,000	7,520,000

Offering Expenses
Administrative Expenses	5,000	5,000	5,000	5,000
Escrow Agent and Related Fees	4,000	4,000	4,000	4,000
Legal & Accounting	65,000	65,000	65,000	65,000
Publishing/EDGAR	5,000	5,000	5,000	5,000
Transfer Agent	5,000	5,000	5,000	5,000
Blue Sky Compliance	10,000	10,000	10,000	10,000
Total Offering Expenses	94,000	94,000	94,000	94,000

Amount of Offering Proceeds Available for Use	1,786,000	3,666,000	5,546,000	7,426,000

Uses
Research and Development	1,055,000	2,155,000	3,095,000	3,450,000
FDA Clearance and Patent Protection	106,000	226,000	321,000	491,000
Sales and Marketing	0	0	0	650,000
Administrative and Corporate Expenses	529,000	1,125,000	1,920,000	2,555,000
Working Capital Reserves	86,000	160,000	210,000	280,000
Total Expenditures	1,786,000	3,666,000	5,546,000	7,426,000

Net Remaining Proceeds	$0	$0	$0	$0

We intend to use the net proceeds from this offering for the following activities:

●	development of the heart monitor device including engineering consultation, systems architecture design and development, electrical, mechanical, software and manufacturing engineering, raw materials purchasing and the building of 30 devices for mechanical engineering optimization and stress testing;

●	development of prototype devices for testing in a canine model, to test the device functionality, biocompatibility, stress testing, quality management systems and validation and verification.

●	FDA preparation and filing of Pre-Sub and 510k submissions;

●	patent protection;

●	operational and administrative expenses, including certain salaries; commercialization, manufacturing and marketing; and

●	working capital and other general corporate purposes.

The figures in the table above represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan. Please see the section entitled “Risk Factors” on page 7.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

DESCRIPTION OF BUSINESS

Our Company

Founded in May 2019, we are a medical device technology startup focusing on the development of a tiny insertable cardiac monitoring device to monitor heart failure. Our monitoring device is designed to detect signs of heart failure early enough so that non-hospital treatments can be administered and, thus, hospitalizations that typically result from heart failure can be reduced and prevented. Our tiny insertable cardiac monitor utilizes a multi-sensor approach and cloud-based pattern recognition (machine learning) to monitor chronic heart failure. We filed a provisional patent application that covers the technology related to our insertable cardiac device, software dashboard, smartphone app and data accumulation techniques in May 2019, and a non-provisional utility patent application in May 2020 (Patent application No. 62/853,899). We plan to submit our insertable cardiac monitoring device to the FDA for a pre-submission, or Pre-Sub, review under the 510k framework in the first quarter of 2021.

Our tiny insertable monitoring device, which has not yet been cleared by the FDA, will offer a long-term solution to heart failure monitoring that, we believe, features simplicity, improved accuracy, high patient protocol compliance and hospital economics. (See “Our Competitive Advantages” below.) Our device is equipped with multi-sensors to track trending changes in heart performance, including heart rhythms, electrocardiogram (ECG or EKG), and heart and lung sounds and activities, to monitor heart failure using telemedicine and machine learning technology.

Our Industry

The U.S. boasts the largest medical device market in the world, with Select USA reporting that the market reached $156 billion in size in 2017. By 2023, industry experts project the U.S. market to grow to $208 billion. The market is comprised of articles, instruments, apparatuses, or machines that are used for preventative, diagnostic, or treatment purposes. According to Select USA, this industry includes nearly two million direct and indirect jobs in the U.S., with over 80% of medical devices companies operating at under 50 employees.

In 2018, venture capital in health tech companies reached $8.9 billion across 1,299 total deals. Health tech companies received record highs in investment amount ($9.64 billion) and deal count (1,718) in 2017. From 2016 to 2017, there was a 52% year-over-year increase in capital invested. According to PitchBook Data, between 2008 and 2018, more than $43 billion was invested across 9,840 venture capital deals in health tech companies.

The U.S. Center for Disease Control and Prevention, or the CDC, estimates that roughly 5.7 million adults in the U.S. have heart failure, which is defined as a chronic, progressive condition in which the heart cannot pump enough blood and oxygen to support other organs in the body. The CDC also reported that heart failure costs the U.S. approximately $30.7 billion each year in health care services, medications, and missed days of work from patients with this condition. An Emory University study shows that there are nearly 550,000 new cases of heart failure diagnosed in the U.S. each year. According to the Emory University Study, this condition is responsible for 11 million physician visits each year, and even more hospitalizations than all forms of cancer combined.

According to St. Jude Medical, heart failure market revenue exceeded $4 billion in 2016.

The chart below, presented at the St. Jude Medical 2016 Analyst and Investor Meeting, shows certain measurements relating to the effect of two types of device intervention therapies and one monitoring solution, the CardioMEMS HF System (then owned by St. Jude) on the three classifications of heart failure established by the New York Heart Association, or NYHA (i.e., Class II, mild symptoms of cardiac disease resulting in slight limitation on physical activities, Class III, moderate symptoms, and Class IV, severe symptoms).

With the cardiac resynchronization, or CRT, therapy, specialized pacemakers or defibrillators with three wires (or leads) were implanted in the chests of patients to restore the normal timing pattern of the heartbeat; with left ventricular assist device, or LVAD, therapy, mechanical pumps were implanted inside patients’ chests to help weakened hearts pump blood; and with the CardioMEMS HF System, a small pressure-sensing device was implanted directly into the patients’ pulmonary arteries and, without needing to visit the hospital of doctor’s office, information was regularly sent wirelessly to the patients’ care teams.

Based on the NYHA’s data, it can be seen from the chart that approximately 25 million heart failure patients, across the three heart failure classifications, were symptomatic and could benefit from some type of therapy. However, despite the three referenced available therapy solutions, of the symptomatic patients, approximately one million still needed to be hospitalized - 20% of whom were categorized as Class II, 44% as Class III and 32% as Class IV, we believe, due to lack of viable monitoring solutions. The conclusion that we draw from this chart is that there is a need for additional monitoring solutions for the three classes of cardiac disease patients.

Reducing heart failure related hospital visits through the use of implantable cardiac monitors is a first step in addressing this national health problem (Multi-Sense and CardioMems data). Research and Markets reports that the global implantable cardiac monitors market is projected to reach $682 million by 2023, growing at a 7.6% compound annual growth rate, or CAGR, from 2017 to 2023 (this report only focused on arrhythmia monitoring devices). According to Research and Markets, growth is expected to be driven by the miniaturization of these devices, as well as the growing demand for cardiac monitors that can continuously monitor heart health and detect any abnormalities.

Wearable devices have grown in popularity among consumers for their ability to simply monitor activity and heart rates for fitness purposes. Transparency Market Research valued the global wearable medical devices market at $6.8 billion in 2017. According to Transparency Market Research, the market is forecasted to grow at a CAGR of 17% from 2018 to 2026, in part due to the expansion of the health care industry, government initiatives that promote wearables, additional health care expenditure, and increased product approvals.

In addition, consumers have grown increasingly comfortable with digital health services and technologies. Not only are consumers going digital out of curiosity or for general fitness and well-being, but with the intention to address and treat real, concrete health needs. According to Rock Health, these consumers are using digital health solutions to manage diagnoses, connect with providers, and make critical healthcare decisions. We expect that this trend might accelerate as a result of the COVID-19 pandemic.

88% of respondents to a Rock Health survey reported using a digital health tool in 2018, up from 80% in 2015. The most widely used digital health tools – online health information, online provider reviews, mobile tracking, wearables, and live video telemedicine – also saw increased adoption year-over-year in 2018. In particular, live video telemedicine surged in 2018, increasing more than 100% year-over-year from 2017 to 2018 according to Rock Health. The chart below presents this data in graphic form.

According to the Rock Health survey results, the following number of patients/users were surveyed: in 2015, 4,017 patients; in 2016, 4,015 patients; in 2017, 3,997 patients; and in 2018, 4,000 patients.

Our Market

Heart failure is a major public health problem affecting more than 6 million patients in the United States and more than 23 million patients worldwide. Patients with heart failure have high morbidity and mortality rates. According to the American Heart Association, one in five persons in the U.S. will develop heart failure in their lifetime and 50% of those who develop heart failure will die within 5 years. The projected cost to the U.S. healthcare system is expected to reach $70 billion by 2030 and the burden of heart failure related hospitalizations represents 80% of costs attributed to heart failure care. Thus, accurate monitoring and timely detection of worsening heart failure may reduce heart failure admissions.

Current approaches

Patients’ self-tracking of daily weights, a lagging indicator of impending heart failure decompensation (that is, the inability of the heart to maintain adequate circulation) has not proven to be effective in preventing episodes of decompensation (See Figure 1, below). Traditional physiologic markers such as abnormal increases in patient weight (that is, fluid accumulation and/or swelling of the lower extremities) occur late in the decompensation process (approximately five days prior to hospitalization, according to Figure 1 below) and leave little time to react before hospitalization. The ineffectiveness of self-tracking of daily weight changes is due to the reactive nature of having to act quickly on late-in-the-cycle data that is represented by the weight gain information. By the time the patient is presented with notable weight gain, the patient is already at the heart failure decompensation stage, requiring immediate intervention.

Numerous studies that evaluated the decompensation parameter’s ability to reduce heart failure related hospitalizations have indicated that this methodology has failed. Traditional clinical observations, and intrathoracic impedance monitoring (measuring the liquid accumulation in the lungs) have also failed to provide sufficient insight into patient decompensation and have not led to a decrease in hospital readmissions according to Link-HF (study 1, 2 and 3).

The development of wearable monitors, which have gained in popularity in recent years and have been thought to provide a simple to implement heart monitoring solution, have not resulted in an improvement in patient outcomes. Although a few of the devices have shown promise in the short-term (days to weeks), these devices have not proven beneficial for the long-term chronic management of heart failure as they suffer from low accuracy, poor patient compliance, lack of sustainability and lack of physician adoption. Additionally, despite improved accuracy, invasive catheterization, or Cardiac Cath Lab, procedures are complex and expensive and have suffered from low adoption by physicians and hospitals.

Figure 1. Adapted from Emani. Current Heart Failure Rep. 2017:14(1):40-7

Note: The dotted white lines in Figure 1 represent the points in time prior to hospitalization that the indicated biomarkers begin to show.

It has been hypothesized that the development of physiological parameters, while associated with more variations in a population, may provide improved sensitivity and specificity, given that an individual’s baseline measurements are used to evaluate future events. Studies (e.g., Characterization of Cardiac Acoustic Biomarkers in Patients with Heart Failure (the “Burkhoff Study”) - https://onlinelibrary.wiley.com/doi/full/10.1111/anec.12717) have shown that early detection of signs related to acute worsening of heart failure through the use of heart sounds as a cardiac acoustic biomarker may provide insight regarding the timing of treatment interventions, leading to a decrease in hospitalizations. In the Burkhoff study, 1060 patients with heart failure were tested using a wearable cardioverter defibrillator (WCD). This WCD device recorded ECG and cardiohemic vibrations (i.e., heart sounds) as well other notable cardiac data that can be algorithmically combined to provide cardiac acoustic biomarkers of heart failure patients.  The Burkhoff Study provided critical information about typical values in heart failure patients, intra-subject variability, circadian rhythms, and changes over time of these parameters. The Burkhoff Study concluded that short term noninvasive cardiac acoustic biomarkers offer the possibility to assess parameters associated with heart function, clinical status, and other aspects of cardiovascular physiology that differ between normal and heart failure states.

A recent Multi-Sense clinical trial, which enrolled 900 patients suffering from heart failure, who each received a cardiac resynchronization therapy implantable cardioverter defibrillator device provided the initial proof that a multi-parameter approach in an implantable device improved the care of the heart failure patient and reduced future heart failure admissions. The HeartLogic (Boston Scientific) index, which combines data from multiple implantable cardioverter defibrillator (ICD)-based sensors, was able to detect 70% of the impending heart failure events with a median 34 days’ warning. Additional evidence for physiologic (hemodynamic) assessment of the heart failure patient was demonstrated in the CHAMPION trial where one-year remote monitoring of a CardioMEMS Champion heart failure monitoring system resulted in an $11,260 reduction for Heart failure related hospitalizations compared with the year before the device implant trial.  These two successful trials clearly demonstrated that the use of the “physiologic data” approach is superior to that of patient weights and intrathoracic impedance.

The burden of employing devices such as those referenced above lies in the cost and invasive placement procedure and the complexities of addressing the needs of different heart failure populations. Patient populations include those requiring correction of left bundle branch block, or LBBB, with a low ejection fraction, or EF (a measurement, expressed as a percentage, of how much blood the left ventricle pumps out with each contraction), those who suffered a myocardial infarction (a heart attack), or MI, or who are thought to be at risk for this event and those patients with heart failure and normal conduction physiology and no previous MI, that is, heart failure with preserved (or normal) ejection fraction, or HFpEF. Currently these devices are not indicated for patients with HFpEF.

Our Solution

The market for insertable cardiac monitors needs a solution that brings simplicity, improved accuracy, high patient protocol compliance and hospital economics to heart failure monitoring. Based on the criteria discussed below and equipped with strong clinical evidence on heart sounds as a biomarker, we are developing a subcutaneously (SQ, under the skin) insertable device with multi-sensors to check for trending changes in heart performance to monitor heart failure using telemedicine and machine learning technology.

Our insertable cardiac monitoring device will monitor the following heart related functions with the indicated tools:

●	heart rhythms (electrocardiogram (ECG));

●	heart and lung sounds (phonocardiogram (PCG)); and,

●	body motion, activity and orientation (three axis accelerometer)

The current unmet need in the HFpEF market segment is significant and growing in terms of patient numbers and heart failure admissions. Along with this current unmet need is the issue of “treatment solutions for HFpEF.” Segments or phenotypes of the HFpEF population may be served with similar algorithms to those that treat heart failure with reduced (that is, abnormal) ejection fraction, or HFrEF (also referred to as systolic heart failure). However, the disease process associated with HFpEF is very distinct from that associated with HFrEF.

The development of solutions for HFpEF has led investigators to take a look at the phenotypes that may present. A meeting of experts in this space took place at National Institute of Health, the NIH, in June 2017. Several key insights developed. First, should clinical trials enrolling HFpEF patients focus on all HPpEF patients or focus on smaller subpopulations (phenotypes). Most clinical trials adopt broad inclusion criteria, to ensure that the primary objective of the trial has adequate statistical power. The downside of this approach, to enroll all patients with the HFpEF but presenting with a variety of phenotypes, is the resulting uncertainty as to the primary factor(s) causing heart failure in each phenotype. This may lead to trials that include additional variables, that while well understood for the HFrEF population, remain to be evaluated in the HFpEF segment. For instance, elevated B-type natriuretic peptide (BNP) levels are prognostic for HFpEF but are lower in the HFrEF population for any level of this specific heart failure. Including BNP in a broad inclusion HFpEF trial may lead to data that cannot be quantified and analyzed, without a very large sample size. Similarly, the phenomenon of patients with HFrEF that does not respond to cardiac resynchronization therapy (CRT) has resulted in more than 500 published papers. These papers have focused on possible mechanisms responsible for the non-responder issue. As a result of this effort, new pre-implant and post-implant solutions have been successfully identified and solutions have been developed during the 19 years that CRT has been on the market. At the time of the CRT launch, insufficient knowledge into the complex nature of heart failure with LBBB prevented “phenotype” based tools from being used to improve the responder rate. In regard to HFpEF, the scientific knowledge specific to the phenotype is more mature than that known for HFrEF and CRT. It is reasonable that the use of a multi-sensor device such as our insertable cardiac monitor will allow greater care of the HFpEF population compared to the early days of device management in the HFrEF population.

More than 35 trials have been developed to evaluate a possible “solution” for HFpEF. These studies and other investigations have concluded that the unique pathophysiology may include a variety of phenotypes; 1) at-risk metabolic disorders, 2) pulmonary vascular disease, 3) elevated atrial pressure 4) those presenting with coronary microvascular dysfunction, and alterations in titin physiology, to name a few. These phenotypes may or may not confound a trial’s primary objective.

Many HFrEF trials included improvements in quality of life and functional capacity as primary or secondary endpoints. These measures were not necessarily correlated with morbidity and mortality. The improvements in quality of life and/or functional capacity did not lead to a similar reduction in morbidity and mortality rate. The HFrEF population may have “lived” more comfortably but did not live longer. The HFpEF disease appears at a later age than the HFrEF and improvements addressing this population appear to be focused on an improvement in functional capacity. As current pharmaceutical treatments for cardiovascular disease (CVD) do not improve this group’s functional capacity, reducing the impact of the disease variables on this functional capacity parameter is key. Symptoms commonly observed in the HFpEF population, including reduced exercise tolerance (impacting daily activities), dyspnea (impacting respiratory rate) and declining cardiac function (heart sounds) are the focus on the Oracle Health device. A combination of pharmaceutical therapies tailored to these “physiologic markers” may reduce the need for heart failure admissions. The number one goal for health care providers is to prevent morbidity and mortality. From a patient perspective, their goal, while to stay alive, is really to live with a reasonable functional capacity. We believe that our insertable cardiac monitoring device can help achieve this objective.

Our Product Features

Oracle Health’s insertable cardiac monitor is designed to be a super-minimally invasive solution that can effectively help cardiologists monitor and treat their heart failure patients. Our insertable cardiac monitor is comprised of the following features:

●	Under the skin insertable device transmits secured data to a smartphone;

●	Smartphone pushes the data up to cloud-based pattern recognition software (machine learning); and,

●	Clinicians log on to a portal to assess cardiac performance.

The diagram below illustrates this structure.

Insertion Procedure

Oracle Health’s insertable cardiac monitor utilizes commonly used insertion procedure. This is a 2-minute office-based procedure commonly used by thousands of cardiologists every day.

Cardiologist numbs a small region and then makes ¼ inch incision.	Cardiologist inserts the device, just under the skin.	After device is inserted, physician then covers the incision area with a special sterile bandage.

Heart Monitoring

Acoustic sensor listens to heart sounds to gain patient data.	ECG records heart rhythms and accumulates performance trends.	Machine learning analyzes trending heart performance and provides actionable insights.

After the minimally invasive insertion process, our insertable cardiac monitor is able to listen to heart sounds and record electrocardiography (ECG). Based on currently available batter technology and longevity, which we intend to incorporate into our monitoring device, we expect our device to be able to continuously transmit monitoring signals for up to three years. Cardiologists can monitor patient data and trends in heart performance using our proprietary software dashboard. Our insertable cardiac monitoring platform will use cloud-based machine learning to analyze all of a patient’s data and help cardiologists efficiently determine the next steps in patient care.

Our Competition

Our primary competitors are Abbott, Medtronic, Sensible Medical Innovations, VitalConnect and ReThink Medical. The following is a description of each of these competitors.

Abbott Laboratories (NYSE: ABT): Abbott Laboratories is an Illinois-based healthcare company that sells medical devices, diagnostics, medicines, and nutritional products to treat a wide range of health problems, including cardiovascular diseases. The cardiovascular disease division at Abbott has many internal divisions that are designed to solve specific heart problems. Organizations within the cardiovascular disease division include structural heart, heart failure, cardiac rhythm management, electrophysiology, peripheral intervention, vessel closure, carotid intervention, and coronary intervention. The heart failure organization has over five products that are designed to help physicians and patients more effectively monitor and manage heart failure. The CardioMems HF System is a monitoring device that is implanted directly into a patient’s pulmonary artery that then sends information wirelessly to the patient’s doctor. Abbott reports that this device has been clinically proven to reduce hospital admission by 58% over an average of 12 months. In 2018, Abbott Laboratories reported that its Heart Failure division earned $646 million in total revenue, of which about 72% came from sales made in the U.S.

Medtronic (NYSE: MDT): Founded in 1949, Medtronic is a medical device company that designs and sells devices for a range of medical uses. Heart failure and cardiac rhythm is one such medical issue that Medtronic sells devices to treat, with the company offering implantable cardiac pacemakers, implantable cardioverter defibrillators, implantable cardiac resynchronization therapy devices, AF ablation product, insertable cardiac monitoring systems, and mechanical circulatory support products. The Medtronic LINQ is the company’s flagship Insertable Cardiac Monitoring system product, which is designed to record the heart’s electrical activity before, during, and after transient symptoms, as well as assist in diagnosis. In the 2019 fiscal year (which ended on April 26, 2019), Medtronic reported $5.84 billion in revenue from its cardiac rhythm and heart failure group, down from $5.94 billion in 2018.

Sensible Medical Innovations: Sensible Medical Innovations is an Israeli company that aims to lead a new standard of care in heart failure. Initially used in the military, the company’s medical radar (ReDS) monitoring technology has been adapted for medical use to help physicians deliver a non-invasive solution to heart failure patients. By implementing this product, Sensible Medical claims that healthcare professionals are able to measure a patient’s lung fluid, which is a key data point for heart failure patients. Additionally, Sensible Medical’s solution can be used both at home and in a clinic. In May 2019, Sensible Medical entered into an agreement with Bayer for the use of Sensible’s ReDS technology. Sensible Medical raised a $20 million financing round led by Boston Scientific in November 2013, which was the company’s last disclosed funding.

VitalConnect: Headquartered in Silicon Valley, California, VitalConnect is developing an external sticky patch device to monitor cardiac functions. The company was founded in 2011, has received total funding of $86 million and has completed a 100 patient clinical trial of its sticky patch device in the U.S. (LINK HF).

ReThink Medical: San Francisco-based ReThink Medical is a health tech startup that has designed medical devices to help monitor heart failure. The company’s wrist-worn monitoring device is equipped with technology that is designed to predict and prevent heart failure hospitalizations. The device uses machine learning, artificial intelligence, and continuous physiologic monitoring to detect worsening symptoms. In May 2017, ReThink Medical raised a $3 million Series A round led by Emergent Medical Partners.

Currently there are several medical device companies competing in this field. However, we believe our product will bring simplicity, improved accuracy, high patient protocol compliance and hospital economics to the monitoring of heart failure compared to other devices in the market.

Our Competitive Advantages

We believe that the following characteristics of our product will provide us with a competitive advantage once our implantable monitoring device is fully developed and FDA cleared:

●	Simple Procedure – Our monitoring device, which can be inserted under the skin in a two minute office visit procedure, features a simpler approach than other devices currently on the market that require femoral vein access or a sensor implantation inside the heart or pulmonary artery.

●	More Accurate Data and Comprehensive Diagnostics - Our heart monitoring device utilizes a unique set of multi-sensors (ECG, acoustic sensor for heart & lung sounds, and activity sensor/accelerometer), and it has been shown that heart failure monitoring with multiple sensors yields improvements in accuracy (sensitivity) of up to 70% (based on clinical data provided in Boston Scientific’s Multi-Sense clinical trial) compared to more traditional methods of monitoring. We expect that our multiple sensor heart monitoring device will also display such improved accuracy.

●	High Patient Protocol Compliance - Patients do not need to wear any equipment or worry about following a detailed or cumbersome long term regiment such as those that are required in connection with the use of currently available wearable or implantable heart monitoring solutions.

●	Telemedicine - Using smartphone, WiFi and cellular networks, all device output data is securely transmitted by the inserted device to a smartphone, then to a cloud based AI system for data analytics.

●	Existing Healthcare Reimbursements - Our device leverages existing Current Procedural Terminology (CPT code 33285) to streamline the healthcare reimbursement process.

Our Development Highlights

2019

●	Completed ZeroTo510 Med Tech Accelerator (GAN Accelerator)

●	Proof of concept device developed in August 2019 for animal lab and human testing

●	Accepted to Johnson & Johnson’s life sciences incubator, or JLABS, in November 2019

●	Signed research agreement with Maastricht University for animal and human testing

2020

●	8 heart failure patient data studies completed (Maastricht University study - proof of concept device that records ECG and measures heart sounds through an acoustic sensor in a non-invasive, external approach)

●	Non-provisional utility patent filed in May 2020

●	Accepted to Tampa Bay Wave Accelerator (GAN Accelerator) in May 2020

●	In discussions with nationally recognized heart failure clinics for planned human trials

●	Hardware and software team identified

●	Dr. Dan Burkhoff, MD, PhD, and Dr. Kevin Heist, MD, PhD, joined our advisory team in July 2020

●	In discussions with a leading medical microelectronics development, design and manufacturing company for the acquisition of our implantable battery solution

●	In contract discussions with ISO certified medical device manufacturer with expertise in implantable cardiac devices for the manufacture of our heart failure device

●	NIH/SBIR Grant application submitted in Sept 2020 for non-diluting funding of $256,000 to fund hardware development (We can provide no assurance at this time that we will receive an NIH/SBIR grant.)

●	Accepted to four week “Boot Camp” at the TMCx Accelerator of the Texas Medical Center, in October 2020.

Our Maastricht University Research Collaboration

On September 21, 2019, we entered into a research collaboration agreement with Maastricht University, more specifically with the Faculty of Health, Medicine and Life Sciences/School for Cardiovascular Diseases, or CARIM, to investigate to what extent the analysis of heart sounds is comparable or complementary to standard care non-invasive assessments in diagnosing HFpEF and whether heart sounds may contribute to better classification within the HFpEF population. This research collaboration entails a study of a proof of concept model of our heart monitoring device in 30 patients referred to the HFpEF outpatient clinic at Maastricht University Medical Center. The Maastricht proof of concept device is about the size of a 9V battery and is equipped with an ECG recorder and an acoustic sensor to monitor and measure heart rhythm and heart sounds. Data that is externally recorded by the device during a treadmill test is wirelessly transmitted to a smartphone for analysis. This testing has enabled us to acquire heart failure patients’ cardiac data (ECG and heart sounds in a digital format) for input into a non-proprietary, generally available machine learning analysis program.

Although information provided by the testing of eight heart failure individuals is only anecdotal, after treadmill exercises and the recording of ECG and heart sounds, we were able to observe, as hypothesized, acute cardiac performance changes in this test group that are not seen in persons with normal heart function. Shortly after the treadmill exercise, the diseased heart showed that it is not able to pump effectively. The pumping amplitude was reduced, and the frequency of each pumping (width) was widened in contrast to healthy hearts.

The term of the Maastritch agreement is for one year; however, the agreement will remain in effect, upon written agreement between the parties, until the study, in progress, is completed. We expect this study to be completed in late 2021. Under the terms of this collaboration, we have agreed to pay CARIM a fee of 5,000 Euro for the execution of the study and the transfer of the study output data to us. All rights resulting from developments connected to the research project as performed by us will vest in us, and ownership of any invention, modification or improvement developed during the research project and relating to our device will vest in us as well. We will be responsible for all patent process costs if we determine to file any patent applications based on the research project outcomes.

Our Product Launch Roadmap

We plan to launch our product as soon as practicable by taking the following steps:

●	complete patient ready device development (design and engineering) for an early feasibility study and first in man implant;

●	Submit Pre-Sub to FDA followed by obtaining FDA 510k clearance;

●	complete 30 implants along with data analysis - Because our heart monitor is a 510k Class II device, we are not required to show effectiveness in humans in order to obtain 510k clearance. However, we do intend to engage in human trials prior to 510k clearance, to evaluate our device design with respect to functionality, data capture and management processes. Although we are in discussions with a number of nationally recognized clinics for our planned human trials, we have not yet finalized any human trial arrangements;

●	penetrate Texas and Florida accounts (two of the highest implant volume states in the US);

●	commercialize and expand to other high-volume regions outside of Texas and Florida, and further refine the product; and,

●	solidify commercialization and earn market share from competitors, and explore the application of our device in respiratory space.

Our Sales and Marketing

We intend to operate a multi-distribution model for the sales of our device. We will use internal sales managers who will work directly with hospitals and independent pacer representatives who then sell medical devices to cardiologists. Initially, we expect to focus on cardiologists in Texas and Florida where we already have pre-existing relationships.

Our Product Engineering

We expect to contract with Velentium Engineering for the manufacturing design and production process for our implantable medical device. We estimate a per unit manufacturing cost of approximately $1,000, and we anticipate that our device will retail for approximately $5,300. We expect to begin generating revenue in 2022.

Our Intellectual Property

We license the intellectual property for our implantable heart failure monitoring device from our founder and CEO, Jaeson Bang. Under our license agreement with Mr. Bang dated September 21, 2020, we have a nonexclusive, nontransferable, royalty free, perpetual, worldwide, irrevocable and non-assignable license to commercially utilize the intellectual property relating to the implantable heart monitoring device to develop and commercialize the implantable heart monitoring device for human use.

Mr. Bang currently has one patent application filed with the United States Patent and Trademark Office, or USPTO, relating to the heart failure monitoring device technology. That application is listed in the table below.

Docket Number	Title	Application No.	Patent No.	Status
OCL-001-PCT	Implantable Cardiac Monitor*	62/853,899 (PCT/US20/35171)	N/A	Pending

*In May 2019, a provisional patent application that covers the technology related to our implantable cardiac device, software dashboard, smartphone app and data accumulation techniques was filed by Jaeson Bang with the USPTO. In October 2019, we completed a patentability assessment. In May 2020, Jaeson Bang, R. Maxwell Flaherty, and J. Christopher Flaherty, the inventors, filed a non-provisional utility patent application with the USPTO under the PCT (patent cooperation treaty). On June 19, 2020, the inventors entered into an assignment agreement, under which they assigned the entire right, title and interest in this patent application to our company. On September 9, 2020 we entered into an assignment agreement assigning all of these rights to our founder, Jaeson Bang.

We and Mr. Bang intend to file additional patent applications to strengthen our intellectual property portfolio.

On February 18, 2020, we filed a trademark application with the USPTO for the mark “Voice of the Heart.” On June 9, 2020, this application was published for opposition.

We also own the URL www.Oracle-Health.com.

Our Intellectual Property Agreement with Jaeson Bang

On September 21, 2020, we entered into an intellectual property license agreement with Jaeson Bang with respect to the intellectual property underlying our heart failure monitoring device. Mr. Bang has agreed to grant us a nonexclusive, nontransferable, irrevocable, royalty free, perpetual, worldwide license to commercially utilize the heart failure monitoring devise intellectual property in the course of our business. This Agreement will terminate only upon the occurrence of any of the following events: our dissolution; upon the adjudication of our bankruptcy, insolvency or the making of an assignment for the benefit of our creditors, or our placement in the hands of a receiver or a trustee, in each case, upon sixty (60) days’ notice by registered mail by Mr. Bang to us, and failure by us to remedy the condition that is the basis for termination within such sixty (60) day period.

Employees and Advisors

We currently have one (1) full-time employee, our Chief Executive Officer. We expect to hire a chief technology officer and a chief medical officer as our business grows.

In addition, we have engaged the following team of distinguished industry experts and researchers with substantive experience and extensive credentials as our advisors:

Dr. Dan Burkhoff MD PhD. Dr. Burkhoff is a renowned heart failure expert with multiple medical tech startup experience. He has participated in one medical tech company’s $1.1 billion exit to Medtronic. He is currently the director of the Cardiovascular Research Foundation.

Randolph Armstrong. Mr. Armstrong has more than 30 years of experience in medical device development. He has participated in a medical tech company’s $1.3 billion exit to Boston Scientific. He has executive-level experience gained at multiple medical tech companies such as Boston Scientific and Medtronic, and he also worked for NASA.

Dimitrios Georgakopoulous PhD. Dr. Georgakopoulous has been the chief science officer at multiple venture-backed biotechnology companies. He completed his post-doctoral fellowship in Cardiology at Johns Hopkins Hospital and has authored numerous public research papers. He received a PhD in Cardiovascular Physiology and Biomedical Engineering from Johns Hopkins University.

Dr. Kevin Heist MD PhD. Dr. Heist works at Massachusetts General Hospital. He is an associate professor of Medicine at Harvard Medical School. He received a PhD and an MD from the Stanford University School of Medicine.

Dr. Toshimasa Okabe MD. Dr. Okabe works at the Department of Clinical Cardiac Electrophysiology and Cardiovascular Disease at the Ohio State University Medical Center. He received an MD from the University of Tokyo.

Professor Frits Prinzen PhD. Dr. Prinzen is a Professor of Physiology, with a focus on “Electro-mechanics of the heart,” at Maastricht University, The Netherlands. He received his Medical Biology degree from University of Utrecht.

Dr. David Kraus MD. Dr. Kraus works at Stern Cardiovascular in Memphis, TN. He is an associate director at Cardiac Laboratories at Baptist Memorial Hospital. He received an MD from the University of Tennessee Center for the Health Sciences.

Anatoly Yakovlev PhD. Dr. Yakovlev received a PhD in Electrical Engineering from Stanford University and is an expert in machine learning.

Government Regulation and the FDA Review Perocess

Government regulations can stimulate or slow growth of medical technology companies based on how governmental agencies evaluate products. The breadth of government regulations is comprehensive, governing areas such as medical device design and development, clinical testing, premarket clearance and approval, listing, manufacturing, labeling, advertising, storage, promotions, sales and distribution, and post-market surveillance.

In the U.S., the Food and Drug Administration, or FDA, typically oversees many of these regulations. Two pathways exist to propose a new medical device, the investigative device exemption, or IDE, requiring a premarket approval application, or PMA, and the 510k premarket submission. The 510k process requires the manufacturer to show that a device is “substantially equivalent” to an existing device that is already legally marketed. We are now in the process of completing that analysis. The FDA occasionally requires clinical data in a 510k application review, and often takes between ninety days to one year to complete the application process. We plan to submit our insertable cardiac device for FDA review under a pre-submission filing, or Pre-Sub, in the first quarter of 2021. Currently, we are working with regulatory experts to prepare the required documents to submit the Pre-Sub to the FDA for their opinion and guidance. We are also working to complete the development and engineering of our device. Following the receipt of FDA guidance which we should receive sometime after the Pre-Sub filing, we expect to set an appointment with the FDA for a Pre-Sub meeting, to gain clarification regarding their guidance, so that we can then proceed with their recommendations. We intend to file our application for FDA clearance under the 510k framework following completion of this Pre-Sub process. We expect that when we file our 510k application, although our device will not be fully developed, we will be ready to start the “pilot phase” of our product development, which will include animal testing of our device for safety and functionality, with a focus on quality and biocompatibility testing, the operability of device management systems, and risk control and effectiveness validation and verification procedures as mandated by the FDA. Following this pilot phase and prior to FDA 510k clearance, we will enter into a “release phase” in which we plan to conduct an additional risk management review of or device and “release” our device for an in-human early feasibility study clinical trial (although not required for 510k clearance). Once expected 510k clearance is obtained, we will begin the commercial sale of our device.

We believe we are in compliance with all material government regulations which apply to our product and operations. However, we are not able to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect future changes would have on our business.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DESCRIPTION OF PROPERTY

Our main office is located at 910 Woodbridge Court, Safety Harbor, FL 34695. Our operational offices are located at the Johnson & Johnson JLABS facility at the Texas Medical Center in Houston, Texas. We pay the Texas Medical Center an annual rental rate of approximately $6,000 to utilize the JLABS space.

We lease the JLABS space under a license agreement with the Texas Medical Center. Under this license, we are allowed to conduct laboratory research in a dedicated workstation area using laboratory facilities and equipment provided by the Texas Medical Center in their laboratory building located at 2450 Holcombe Boulevard, Houston, Texas 77021-2040.

We believe that all our properties are adequately maintained, are generally in good condition, and are suitable and adequate for our business.

We do not currently lease or own any other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this offering circular.

Overview

Founded on May 9, 2019, we are a medical device technology startup focusing on the development of a tiny insertable cardiac device to monitor heart failure. Our monitoring device is designed to detect signs of heart failure early enough so that non-hospital treatments can be administered and, thus, hospitalizations that typically result from heart failure can be reduced and prevented. Our tiny insertable device, which has not yet been cleared by the FDA, will offer a long-term solution to heart failure monitoring that, we believe, features simplicity, improved accuracy, high patient protocol compliance and hospital economics. Our device is equipped with multi-sensors to track trending changes in heart performance (heart rhythms (ECG), and heart and lung sounds and activities) and monitors heart failure using telemedicine and a cloud-based pattern recognition (machine learning technology).

In summer 2019, we completed the ZeroTo510 Medical Tech Accelerator program (a GAN accelerator) operated by MidSouth Sustainable Energy Solutions, Inc. in Memphis, TN. In August 2019, our concept device was approved by Maastricht University in The Netherlands for animal lab and human testing, and in September 2019, we entered into a research collaboration agreement with Maastricht University for the animal and human testing of our device. In November 2019, we were accepted to Johnson & Johnson’s life sciences incubator, or JLABS, located in the Texas Medical Center in Houston, where we maintain our research office and development facilities under license with the Texas Medical Center.

In May 2020, we were accepted to Tampa Bay Wave Accelerator program (a GAN accelerator). In July 2020, we began discussions with a number of nationally recognized heart failure clinics to discuss the possibility of human trials at one of those clinics. As of the date of this offering circular, we have also signed a confidentiality agreement with a top U.S. medical device manufacturer to discuss the design and engineering of an implantable battery to be used in our device. We also have identified and made arrangements with engineering and data analysis partners for the commercialization of our device. In October 2020, we were accepted to the “bootcamp” program of the TMCx Accelerator at the Texas Medical Center.

We filed a provisional patent application that covers the technology related to our insertable cardiac device, software dashboard, smartphone app and data accumulation techniques in May 2019, and a non-provisional utility patent application was submitted in May 2020 (Patent application No. 62/853,899). We plan to submit our insertable cardiac device to the FDA for review under the FDA’s 510k framework in the fourth quarter of 2020 or first quarter of 2021.

Since our inception, we have devoted substantially all of our efforts to research and development, testing, product engineering and raising capital. Accordingly, we are considered to be in the development stage. We have not generated revenue from operations to date. As of June 30, 2020, we have raised approximately $509,000 through private placements and equity crowd funding.

Emerging Growth Company

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Going Concern

Our current financial condition and the uncertainty surrounding our ability to consummate this offering raises substantial doubt regarding our ability to continue as a going concern. As shown in the accompanying financial statements, we have sustained losses from operations since inception and do not have a predictable revenue stream. Our financial statements are prepared on the basis that our company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to our ability to continue as a going concern.

Results of Operations

Six Months Ended June 30, 2020 and 2019

Our company was formed, and began operations, on May 9, 2019.

For the six months ended June 30, 2020, we generated no revenue and our cost of revenue was $0.  Our operating expenses totaled $369,049 which consisted primarily of stock-based compensation of $276,726 related to stock options, salaries and wages of $60,590, professional fees of $13,357, selling and marketing expenses of $8,400, and general and administrative expenses of $7,747 incurred in connection with general operations.  As a result of the foregoing, our net loss for the six months ended June 30, 2020 was $370,847.

For the period from inception to June 30, 2019, we generated no revenue and our cost of revenue was $0.  Our general and administrative expenses totaled $7,322, which consisted primarily of clinical, business development and other administrative expenses incurred in connection with setting up our initial operations. Additionally, we had professional fees of $58,021, which includes $50,000 for consulting services paid with the issuance of a SAFE Note.  As a result of the foregoing, our net loss for the six months ended June 30, 2019 was $66,950.

As noted above, our total operating expenses increased by $302,099 for the six months ended June 30, 2020, as compared with the six months ended June 30, 2019. This increase was due primarily to increases in salaries and wages and stock based compensation.

Fiscal Year Ended December 31, 2019

For the period from inception (May 9, 2019) to December 31, 2019, we generated no revenue and incurred expenses of $90,119, which resulted in a net loss of $90,119. From inception through December 31, 2019, our general and administrative expenses totaled $21,261, which consisted primarily of travel, software and computer expenses, and business licenses and fees. As a result of the foregoing, our net loss for the year ended December 31, 3019 was $90,119.

Liquidity and Capital Resources

As of June 30, 2020, we had cash and cash equivalents in the amount of $291,682 and total liabilities of $509,994. As of December 31, 2019, we had $0 in cash on hand and our monthly burn rate (i.e., the rate at which we are losing money) from the period from inception to June 30, 2020 was approximately $8,000 (excluding certain non-recurring expenses).

The following table sets forth a summary of our cash flows for the periods presented:

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2020	2019	2019
Net cash provided by (used in) operating activities	$(91,924)	$(60,085)	$(70,085)
Net cash used in investing activities	0	0	0
Net cash provided by financing activities	383,606	60,085	70,085
Net increase (decrease) in cash and cash equivalents	291,682	0	0
Cash and cash equivalents at beginning of period	0	0	0
Cash and cash equivalent at end of period	$291,682	$0	$0

Our net cash used in operating activities for the six months ended June 30, 2020 was $91,924, which consisted of our net loss of $370,847, offset primarily by stock based compensation in the amount of $276,726. Our net cash used in operating activities for the six months ended June 30, 2019 was $60,085, which consisted of our net loss of $66,950 and increase in Due to Shareholder of $43,135, offset by stock issued for professional services of $50,000.

Subsequent to June 30, 2020, we received an additional $28,000 through the sale of a SAFE.

Our net cash used in operating activities for the year ended December 31, 2019 was $70,085, which consisted of our net loss of $90,119 and increase in Due to Shareholder of $29,966, offset by SAFE Note issued for professional services in the amount of $50,000.

Our net cash used in investing activities for the six months ended June 30, 2020 and 2019, and for the year ended December 31, 2019 was $0. We had no investing activities during these periods.

Our net cash provided by financing activities for the six months ended June 30, 2020 was $383,606, which consisted of $283,606 in net cash received for the sale of crowd notes and $100,000 in cash receive from the sale of a convertible note. Our net cash provided by financing activities for the six months ended June 30, 2019 was $60,085, which consisted of $60,000 in cash received from the sale of SAFEs to related and unrelated parties.

Our net cash provided by financing activities for the year ended December 31, 2019 was $70,085, which consisted primarily of cash received for the sale of SAFEs.

In January 2020, we commenced an equity crowdfunding offering under Section 4(a)(6) of the Securities Act and Regulation Crowdfunding promulgated thereunder. In that offering which terminated on March 24, 2020, we raised a total of $289,000 through the sale of crowd notes. On or about March 29, 2020, we sold a convertible note in the principal amount of $100,000 to one investor. On or about May 9, 2019, we sold SAFEs to two investors and our CEO for cash of $70,000. On the same date, we issued a SAFE to a medtech accelerator in consideration of $50,000 in services provided by the accelerator. For a description of these securities see the section titled “Description of Securities” below.

Historically, we have been funded through the proceeds of our securities offerings and capital contributions made by our founder and CEO. There is substantial doubt if we can continue as an on-going business for the next twelve months unless we are successful in generating sufficient revenues from our operations or we obtain additional capital. Due to our early stage of development, we do not anticipate that we will generate sufficient revenues from our operations for the next twelve months. Accordingly, we must raise cash from sources other than operations or our business may fail. It is management’s plan to obtain additional working capital through equity financings, including in this Regulation A offering described in this offering circular. There can be no guarantees that this offering will be successful or that any other financing will become available to us on favorable terms, if at all. If we cannot raise additional capital, we will be required to cease business operations. As a result, investors would lose all of their investment.

Capital Expenditures and Other Obligations

We incurred capital expenditures of $0 and $0 in the six months ended June 30, 2020 and 2019, respectively. We incurred no capital expenditures in the year ended December 31, 2019.

Our Plan of Operations

We have not generated any revenues to date and our cash balance as of June 30, 2020, as reported above and in the accompanying financial statements, is not sufficient to fund our growth plan for any period of time. To fully implement our plan of operations for the next 12-month period, we will need to raise a significant amount of capital through this offering. The discussion below is based on the assumption that we will be able to raise significant capital this year primarily through this offering. If this offering is successful and we raise the $8,000,000 maximum amount, we should have sufficient resources to fund our working capital needs for the next 12 months, if not longer. There can be no assurance, however, that this offering will be successful or that other sources of capital will become available to us on acceptable terms, if at all.

During approximately the next four quarters, that is, from the third quarter of 2020 through the second quarter of 2021, we expect to engage in the following business development activities and reach the indicated milestones. We currently project that these activities will extend into the second half of 2021 and beyond:

(1)	Prepare and file with the FDA a pre-submission (Pre-Sub) relating to our device followed by full 510k application;

(2)	Complete an animal ready device within eight months and continue patient ready device development and final product design and engineering, along with final platform and software development, for an early feasibility study and first in man implant within approximately 18 months;

(3)	Begin efficacy testing and biocompatibility testing of our device in animals;

(4)	Begin 30 device human implant feasibility study with related data analysis; and

(5)	Analyze and publish our research findings from these tests in a nationally accepted medical research journal.

We expect that we will need approximately $2 million to complete the activity listed in item 1. above and an additional $2 million to achieve the milestone activities indicated in items 2. through 4. There can be no assurance that we will be able to raise these required funds in this offering or otherwise.

If we raise additional funds in the offering, we will be able to further advance the following additional activities, which, we expect, will take place during the second half of 2021 into 2022:

1.	Prepare and file with the FDA a 510k premarket submission relating to our device, obtain 510k clearance and begin to market the device in Texas and Florida (two of the highest implant volume states in the US);

2.	Commercialize and expand to other high-volume regions outside of Texas and Florida;

3.	Further refine our device and build out our intellectual property portfolio through additional patent applications;

4.	Solidify commercialization and earn market share from competitors; and

5.	Explore the application of our device in the respiratory space.

We can provide no assurances, however, that we will be able to successfully raise sufficient funds in this offering or through other means to begin to execute these plans and to reach the stage when we will be able to generate revenue from the sale of our device. Also, we cannot assure you that we will be able to raise additional capital or debt as and when needed on acceptable terms if at all.

We believe that the actions presently being taken to further implement our business plan and generate revenues, including the financing plans discussed above, will provide the opportunity for us to develop into a successful business operation.

Off-Balance Sheet Arrangements

As of June 30, 2020, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Equity Based Compensation

The Company accounts for stock options issued to employees under ASC 718 (Stock Compensation). Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as an item of expense ratably over the employee’s requisite vesting period. The Company has elected early adoption of ASU 2018-07, which permits measurement of stock options at their intrinsic value, instead of their fair value. An option’s intrinsic value is defined as the amount by which the fair value of the underlying stock exceeds the exercise price of an option. In certain cases, this means that option compensation granted by the Company may have an intrinsic value of $0.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 (Equity). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. The Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2014, the FASB issued ASU, 2014-09—Revenue from Contracts with Customers (Topic 606), or ASU 2014-09, and further updated through ASU 2016-12, or ASU 2016-12, which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled to when products are transferred to customers. This guidance is effective for annual reporting periods, and interim periods within those years, beginning December 15, 2018 for non-public entities. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The adoption of ASU 2014-09 had no material impact on the Company’s financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. This standard is effective beginning in the first quarter of 2019, with early adoption permitted. The adoption of ASU 2018-07 is not expected to have a material effect on the Company’s financial statements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, director and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Jaeson Bang	Chief Executive Officer, President, Treasurer, Secretary and Director	49	From May 9, 2019	N/A

Jaeson Bang, CEO, President, Treasurer, Secretary and Director

Jaeson Bang has served as our Chief Executive Officer, President, Secretary, Treasurer and our sole director since our inception. Jaeson founded Oracle Health in May 2019, after approximately four years at EBR Systems, a Silicon Valley-based medical technology startup. While at EMR, Jae worked cross functionally with the CTO and R&D engineers on device development, as well as leading a national team of therapy development managers and field clinician engineers. Prior to that, he spent time consulting the business and clinical operations team at Keystone Heart, ltd., a venture-backed Israeli medical technology company. Throughout his career, Jae has worked at startups that operate at the intersection of medicine, technology, and business. These companies have been funded by investors such as Johnson & Johnson and New Enterprise Associates (NEA). Jae graduated from the Northwestern University – Kellogg School of Management with his Executive MBA in 2015.

Directors are elected until their successors are duly elected and qualified.

There are no family relationships between any director, executive officer, or any significant employee.

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our last completed fiscal year ended December 31, 2019.

Name	Capacities in which Compensation was received	Cash compensation ($)	Other compensation ($)		Total compensation ($)
Jaeson Bang	Chief Executive Officer and President	0	0	]	0

Mr. Bang did not receive a salary in the year ended December 31, 2019. Starting in January, 2020, Mr. Bang has begun to receive a salary in the amount of $10,000 per month.

On January 1, 2020, we entered into an executive employment agreement with Jaeson Bang as our Chief Executive Officer. Under this employment agreement, Mr. Bang is entitled to an annual base salary of $10,000 per month, which may be increased annually by no less than 5% or such greater amount as is determined by our board of directors. The term of this agreement is for one year and it automatically renews for additional one year periods. Mr. Bang is entitled to three weeks paid vacation for the first year and four weeks thereafter and expense reimbursement, and he is eligible to participate in all employee benefit plans, policies and practices now or hereafter maintained by us commensurate with his position with us.

Outstanding Options

As of the date hereof, under our 2020 equity incentive plan we have issued options to certain of our advisors to acquire an aggregate of 700,000 shares of our common stock.

Our 2020 Equity Incentive Plan

On February 1, 2020, our board of directors and our stockholders approved the Oracle Health, Inc. 2020 Equity Incentive Plan, or our 2020 plan. The 2020 plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors and consultants. The purpose of our 2020 plan is to attract, motivate, and retain directors, employees, and others in a position to affect the financial and operational performance of our company and to recognize contributions made to our company by these persons and to provide them with additional incentive to achieve the objectives of our company. The following is a summary of our 2020 plan.

Administration. Our 2020 plan will be administered by our board of directors, unless we establish a committee of the board of directors for this purpose (we refer to the body administering our 2020 plan as the administrator). The administrator will have full authority to select the individuals who will receive awards under our 2020 plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under our 2020 plan is 1,500,000. Shares issuable under our 2020 plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under our 2020 plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under our 2020 plan. The number of shares of common stock issuable under our 2020 plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of our company or any similar corporate transaction. In each case, the administrator has the discretion to make adjustments it deems necessary to preserve the intended benefits under our 2020 plan. No award granted under our 2020 plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees, including consultants, for purposes of our 2020 plan and all non-employee directors and advisors are eligible to receive awards under our 2020 plan.

Awards to Participants. The Plan provides for discretionary awards of stock options, stock awards and stock unit awards to participants. Each award made under our 2020 plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the administrator in its sole discretion, consistent with the terms of our 2020 plan.

Stock Options. The administrator has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the fair market value (as defined in the 2020 Plan) of the common stock on the date on which the option is granted, except that the exercise price per share under a non-qualified stock option may be less than 100% of the fair market value of such shares on the date such option is granted provided that, and only if, the board of directors approves a lower price after consideration of the application of Section 409A of the internal revenue code, each option will expire no later than ten years from the date of grant and no dividend equivalents may be paid with respect to stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the internal revenue code and thus be fully deductible by us for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of our company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of our company, the exercise price of the incentive stock option will be 110% of the fair market value of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date our 2020 plan was adopted.

Stock Awards. The administrator has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the administrator. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse.

Stock Units. The administrator has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the administrator. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that dividend equivalents otherwise payable on any performance-based stock units will be held by us and paid only to the extent the restrictions lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock units until the restrictions on the stock units lapse.

Payment for Stock Options and Withholding Taxes. The administrator may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the administrator and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of our Company. Notwithstanding any other provision of our 2020 plan or any award agreement, in the event of a “Change in Control” of our company, the administrator has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the administrator has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the administrator deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Effect of Termination of Employment; Company Repurchase Right. The right to exercise an option (to the extent that it is vested) following termination of a participant’s employment or service with our company will expire thirty (30) days following the termination of employment or service, except (i) to the extent any longer period is permitted under the rules of section 422 of the internal revenue code with respect to a participant’s death or disability, and (ii) if a participant’s employment or service with our company is terminated for cause, as that term is defined in our 2020 plan, then, immediately upon the termination of the participant’s employment or service with us, all vested and unvested awards granted to participant shall be immediately forfeited and automatically terminate. With respect to an award of our restricted common stock, upon a death or disability, all of the shares of restricted common stock subject to an award shall become immediately vested. Upon the termination of a participant’s employment or service with our company for any reason, we will have the right, but not the obligation, until the first anniversary of the termination of the participant’s employment or service to repurchase some or all of the vested shares and/or the vested options from the participant, the participant’s estate (in the case of the participant’s death), or any permitted transferee of such vested shares and/or vested options. When exercising this right, we shall pay the participant an amount per share equal to the lesser of (i) the price per share paid by the participant for such shares and (ii) the lesser of the fair market value of the shares as of the date of termination of the participant’s employment with us and the date we exercise the repurchase right.

Amendment of Award Agreements; Amendment and Termination of our 2020 plan; Term of our 2020 plan. The administrator may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend our 2020 plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither our 2020 plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of our company or similar events.)

No awards may be granted under our 2020 plan on or after the tenth anniversary of the effective date of our 2020 plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of October 29, 2020 (i) by each of our officers and directors who beneficially own more than 10% of our common stock; (ii) by all of our officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as set forth below, each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to the shares. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at 910 Woodbridge Court, Safety Harbor, FL 34695.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable(1)	Percent of class(2)
Common Stock	Jaeson Bang	8,500,000	0	100%
Common Stock	All directors and officers as a group (1 person)	8,500,000	0	100%

(1)	Includes any securities acquirable within 60 days in accordance with SEC Rule 13d-3(d)(1).

(2)	Based on 8,500,000 shares of our common stock outstanding as of October 29, 2020.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since our inception on May 9, 2019, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On or about May 9, 2019, we sold a simple agreement for future equity (“SAFE”) to Mr. Bang for payment of a purchase price of $30,000, with a valuation cap of $1,666,666.

From inception through June 30, 2020, Mr. Bang paid for certain of our company expenses and received reimbursements that exceeded those expenses by $34,156, which is reflected as Due from Shareholder as of June 30, 2020.

We license the intellectual property for our implantable heart failure monitoring device from our founder and CEO, Jaeson Bang. Under our license agreement with Mr. Bang dated September 21, 2020, we have a nonexclusive, nontransferable, royalty free, perpetual, worldwide, irrevocable and non-assignable license to commercially utilize the intellectual property relating to the implantable heart monitoring device to develop and commercialize the implantable heart monitoring device for human use. We do not pay Mr. Bang any royalties or other fees under this license agreement.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock and our outstanding convertible securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and our bylaws which have been filed as exhibits to the offering statement of which this offering circular is a part. For more detailed information, please refer to these exhibits.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.00001 par value per share and 50,000,000 shares of preferred stock, $0.00001 par value per share. As of the date of this offering circular, there are 8,500,000 shares of our common stock issued and outstanding. This offering relates to the sale of up to 4,000,000 shares of our common stock.

Common Stock

Voting Rights. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. Our certificate of incorporation authorize our board of directors to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

SAFES – Simple Agreements for Future Equity

On or about May 9, 2019, we issued SAFEs, or simple agreements for future equity, to one service provider, two investors and our founder and Chief Executive Officer, in the aggregate principal amount of $120,000. We sold $70,000 of these SAFEs for cash, including the sale of one SAFE to our founder and chief executive officer, Jaeson Bang, in the amount of $30,000, and we issued one of the SAFEs to a service provider in exchange for services valued at $50,000.

The holders of the SAFEs are not entitled to any voting rights, the SAFEs do not pay interest and they have no fixed maturity date. They will terminate on the earlier of a conversion in accordance with their terms or on the payment of amounts due to the SAFE holders on the closing of a liquidity event or dissolution. If we pay a cash dividend to the holders of our common stock while the SAFEs are outstanding, the holders of the SAFEs will be entitled to receive that dividend as well.

If we sell preferred stock in an equity financing to raise capital, the SAFEs will automatically convert into that number of shares of the class of preferred stock sold in the equity financing equal to the greater of (i) the purchased amount of the SAFEs divided by the lowest price paid for the preferred stock in the equity offering and (ii) the purchased amount of the SAFEs divided by a valuation cap of $1,666,666 divided by our fully diluted capitalization (including all shares reserved for issuance under our 2020 plan). In the event of a liquidity event, that is, a change of control or a firm commitment underwritten initial public offering, before the SAFEs otherwise terminate, holders of the SAFES will be entitled to receive a portion of the proceeds of that liquidity event equal to the greater of (i) the purchase amount of the SAFEs and (ii) an amount that would be payable on the number of shares of our common stock equal to the purchase amount of the SAFEs divided by the $1,666,666 valuation cap divided by our fully diluted capitalization (including all shares reserved for issuance under our 2020 plan). In the event of our dissolution or the winding up of our company before the SAFEs otherwise terminate, the SAFE holders will automatically be entitled to receive, immediately prior to the consummation of the dissolution event, a portion of the proceeds of such dissolution event equal to the amount they would be entitled to under a liquidity event. In a liquidity or dissolution event, the SAFEs are treated as preferred stock and will be considered senior to our common stock. As a result of this structure, if we do not close an equity financing of preferred stock or there is never a liquidity event or a dissolution event, the SAFEs will never convert and will remain outstanding indefinitely.

The SAFEs are restricted securities and, as such, will not be freely tradable until one year from the initial purchase date.

Convertible Notes

On or about March 20, 2020, we issued a 5%, three-year unsecured convertible note to one investor in the amount of $100,000. On November 12, 2020, we issued an additional convertible note in the principal amount of $200,000 and on November 25, 2020, we issued an additional convertible note in the amount of $50,000 (together, the “Notes”). Prior to maturity, the Notes will automatically convert upon the closing of a sale of our equity securities, our “next round financing,” in the amount of at least $5 million. The Notes will convert into the same type of securities as sold in the next round financing. The holders of the Notes have the right to optionally convert the Notes if the amount sold in the next round financing is less than $5 million. The Notes will convert at a conversion price equal to the lesser of a 20% discount to the price of the securities offered in the next round financing and a valuation cap of $5 million divided by our fully diluted capitalization (including all shares reserved for issuance under our 2020 plan but excluding the convertible notes and other indebtedness) immediately prior to the next round financing. If we undergo a change of control prior to a next round financing, each of the holders of the Notes will have the option to (i) receive a cash payment equal to the principal amount of their Note, with accrued interest, plus an additional cash payment equal to 200% of the principal amount of their Note or (ii) convert the note into shares of our common stock at a conversion price equal to the $5 million valuation cap divided by the number of shares of our outstanding common stock immediately prior to the change of control (assuming conversion of all convertible securities (other than the note and other indebtedness) and the exercise of all outstanding options and warrants.)

The Notes also include a “most favored nation” provision and each of the Notes may not be prepaid without the approval of the respective Note holder. The Notes are restricted securities and, as such, will not be freely tradable until one year from the initial purchase date.

Crowd Notes

On March 24, 2020, we completed our Regulation CF offering of our Crowd Notes on the Microventures.com Regulation CF portal operated by MicroVenture Marketplace, Inc., or MicroVenture. In this offering, we sold $289,000 in aggregate principal amount of Crowd Notes. The Crowd Notes do not pay interest and they have no fixed maturity date. They will terminate on the earlier of a conversion in accordance with their terms or on the payment of amounts due to the Crowd Note holders on the closing of a Corporate Transaction.

Conversion Terms. On the closing of a qualified equity financing, that is, a financing in which we sell at least $1,000,000 of our preferred stock, the Crowd Notes will convert into shares of that preferred stock, subject to certain liquidation preference differences, on the earlier of (i) our election and (ii) the closing of a Corporate Transaction. As a result of this structure, if we do not elect to convert the Crowd Notes or there is never a closing of a Corporate Transaction, the Crowd Notes will never convert and will remain outstanding indefinitely.

Investors who purchased the first $25,000 of our Crowd Notes have a conversion price based on the lower of 80% of the price per share paid for our preferred stock in a qualified equity financing and the price per share based on a $4 million valuation cap, instead of a $5 million valuation cap applicable to later investors.

In the event of a Corporate Transaction, if the Corporate Transaction occurs prior to a qualified equity financing, the investor will receive the higher of (i) the quotient obtained by dividing the product of (1) the outstanding principal amount of the Crowd Note and our fully-diluted capitalization immediately prior to the closing of the Corporate Transaction by the (2) the applicable valuation cap, and (ii) two times the purchase price of the Crowd Note. If the Corporate Transaction occurs after a qualified equity financing, we will convert the Crowd Notes into the preferred stock offered in the qualified equity financing, pursuant to the terms of the Crowd Notes.

For purposes of our Crowd Notes, “Corporate Transaction” means: the closing of the sale, transfer or other disposition of all or substantially all of our assets; the consummation of the merger or consolidation of our company with or into another entity (except a merger or consolidation in which the holders of equity interest of our company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the equity interest of our company or the surviving or acquiring entity); the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of our company’s securities), of our company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting interests of our company (or the surviving or acquiring entity); or an initial public offering, liquidation, dissolution or winding up of our company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of our company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held our company’s securities immediately prior to such transaction.

The Crowd Notes are restricted securities and, as such, will not be freely tradable until one year from the initial purchase date. Each of the investors in this Crowd Note offering granted an irrevocable proxy to MicroVenture or one of its affiliates to vote the underlying securities that they will acquire if there is a conversion of the Crowd Notes on all matters coming before our shareholders for a vote.

2020 Equity Incentive Plan

On February 20, 2020, under our 2020 plan (discussed elsewhere in this offering circular), we issued options to seven of our advisors to acquire an aggregate of 700,000 shares of our common stock. Each of these advisors received an option to acquire 100,000 shares of common stock at an exercise price of $0.59 per share, the fair market value of our outstanding stock on the date of grant as determined by our sole director. The options are subject to vesting, 25% vested as of the option grant date and the remaining 75% vesting in three equal installments on the next three six-month anniversaries of the grant date. Such options expire in 10 years. Shares purchased upon exercise of these options are subject to certain restrictions including a right of first refusal in our favor.

Transfer Agent and Registrar

We have engaged Vstock Transfer, LLC, or Vstock, as our transfer agent and registrar. Vstock’s address is 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436. Vstock maintains a website at www.vstocktransfer.com.

Shares Eligible for Future Sale

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Currently, we have outstanding an aggregate of 8,500,000 shares of our common stock. The 4,000,000 shares to be qualified in this offering, once sold, will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by affiliates, as that term is defined in Rule 144 under the Securities Act.

All of the currently outstanding 8,500,000 shares of our common stock are restricted as a result of the federal securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the number of shares then outstanding, which will equal 288,446 shares of common stock immediately after this offering; and

●	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Bevilacqua PLLC.

EXPERTS

Our financial statements for the year ended December 31, 2019 included in this offering circular have been audited by Jason M. Tyra, CPA, PLLC, an independent registered public accounting firm, as stated in its report appearing herein.  Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the common stock offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov.

ORACLE HEALTH, INC.

Financial Statements For The Period Ended June 30, 2020 and 2019

ORACLE HEALTH, INC.

BALANCE SHEET

JUNE 30, 2020 & JUNE 30, 2019

	June 30, 2020	June 30, 2019
ASSETS

CURRENT ASSETS
Cash	$291,682	$-
Due From Shareholder	34,156	43,135

TOTAL CURRENT ASSETS	325,838	43,135

TOTAL ASSETS	325,838	43,135

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payroll Tax Payable	4,590	-

TOTAL CURRENT LIABILITIES	4,590	-

NON-CURRENT LIABILITIES	403,606	110,000
SAFE Notes	100,000	-
Convertible Promissory Note	1,798	-
Accrued Interest

TOTAL LIABILITIES	509,994	110,000

SHAREHOLDERS’ EQUITY
Common Stock (10,000,000 shares authorized; 8,500,000 issued; $.0001 par value)	85	85
Additional Paid in Capital	276,726	-
Retained Earnings (Deficit)	(460,967)	(66,950)

TOTAL SHAREHOLDERS’ EQUITY	(184,156)	(66,865)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$325,838	$43,135

See accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

INCOME STATEMENT

FOR THE PERIODS ENDED JUNE 30, 2020 AND 2019

	2020	2019
Operating Expense
Stock Based Compensation	276,726	-
Salaries & Wages	60,590	-
Professional Fees	13,357	58,021
Selling & Marketing	8,400	109
General & Administration	7,747	7,322
Rent	1,418	-
Research & Development	812	1,498

Net Income from Operations	369,049	66,950

Other Income (Expense)	(369,049)	(66,950)

Interest Expense	(1,798)	-

Net Income	$(370,847)	$(66,950)

Loss Per Share:
Weighted average common shares outstanding - basic and diluted	8,500,000	8,500,000
Net loss per common share - basic and diluted	$(0.04)	$(0.01)

See accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIODS ENDED JUNE 30, 2020 AND 2019

	2020	2019
Cash Flows From Operating Activities
Net Income (Loss) For The Period	$(370,847)	$(66,950)
Stock Based Compensation	276,726	-
Change in Salaries Payable	4,590	-
Accrued Interest	1,798	-
SAFE Note issued for Professional Services	-	50,000
Change in Due from Shareholder	(4,190)	(43,135)

Net Cash Flows From Operating Activities	(91,924)	(60,085)

Cash Flows From Financing Activities
Issuance of SAFE Notes	283,606	60,000
Issuance of Notes Payable	100,000	-
Issuance of Common Stock	-	85

Net Cash Flows From Financing Activities	383,606	60,085

Cash at Beginning of Period	-	-
Net Increase (Decrease) In Cash	291,682	-
Cash at End of Period	$291,682	$-

Non-Cash Investing and Financing Activities
Stock Based Compensation	276,726	-
Accrued Interest	1,798	-
SAFE Note issued for Professional Services	-	50,000

See accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIODS ENDED JUNE 30, 2020 AND 2019

	Common Stock		Additional Paid in	Retained	Total Shareholders’
	Number	Amount	Capital	Earnings	Equity

Balance at May 9, 2019 (Inception)		$-	$-	$-	$-

Issuance of Stock	8,500,000	85	-		85

Net Income				(66,950)	(66,950)

Balance at June 30, 2019	8,500,000	$85	$-	$(66,950)	$(66,865)

	Common Stock		Additional Paid in	Retained	Total Shareholders’
	Number	Amount	Capital	Earnings	Equity

Balance at January 1, 2020	8,500,000	$85	$-	(90,119)	(90,034)

Vesting of Stock Options			276,726		276,726

Net Income				(370,84)	(370,847)

Balance at June 30, 2020	8,500,000	$85	$276,726	$(460,967)	$(184,156)

See accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2020 & 2019

NOTE A- ORGANIZATION AND NATURE OF ACTIVITIES

Oracle Health, Inc. (“the Company”) is a corporation organized under the laws of the State of Delaware. The Company is a healthcare technology company that is developing a digital cardiac monitor. The Company’s products will exploit certain proprietary research carried out by Jaeson Bang, its founder.

NOTE B- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s fiscal year ends December 31.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties associated with development of new technology including, but not limited to, the need for protection of intellectual property, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

The Company currently has no developed products for commercialization and there can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing a product requires significant capital, and based on the current operating plan, the Company expects to continue to incur operating losses as well as cash outflows from operations in the near term.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in estimates are recorded in the period they are made. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Revenue

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Fixed Assets

The Company capitalizes assets with an expected useful life of one year or more, and an original purchase price of $1,000 or more. Depreciation is calculated on a straight-line basis over management’s estimate of each asset’s useful life.

Rent

The Company is party to a non-cancellable operating lease agreement for office space. The lease commenced in January 2020 and has a term of eleven months. Future minimum payments due in 2020 amount to $5,500.

Advertising

The Company records advertising expenses in the year incurred.

Research & Development

The Company records research & development expenses in the year incurred.

Equity Based Compensation

The Company accounts for stock options issued to employees under ASC 718 (Stock Compensation). Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as an item of expense ratably over the employee’s requisite vesting period. The Company has elected early adoption of ASU 2018-07, which permits measurement of stock options at their intrinsic value, instead of their fair value. An option’s intrinsic value is defined as the amount by which the fair value of the underlying stock exceeds the exercise price of an option. In certain cases, this means that option compensation granted by the Company may have an intrinsic value of $0.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 (Equity). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and credited to additional paid-in capital.

Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to net operating loss carryforwards. As of December 31, 2019, the Company had net deferred tax assets before valuation allowance of $24,000. The following table presents the deferred tax assets and liabilities by source:

2019
Deferred tax assets:
Net operating loss carryforwards	$24,000
Valuation allowance	(24,000)
Net deferred tax assets	$-

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable loss for the year ended December 31, 2019. The Company has no history of generating taxable income. Therefore, a valuation allowance of $24,000 was recorded as of December 31, 2019. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 27%. The effective rate is reduced to 0% for 2019 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of December 31, 2019, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $88,000.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained a net operating loss during fiscal year 2019. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carryforwards, the Company has elected to recognize an allowance to account for them in the financial statements, but has fully reserved it. Under current law, net operating losses may be carried forward indefinitely.

The Company is subject to franchise tax filing requirements in the State of Delaware.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Net Income (Loss) Per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. The Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2014, the FASB issued ASU, 2014-09—Revenue from Contracts with Customers (Topic 606), or ASU 2014-09, and further updated through ASU 2016-12, or ASU 2016-12, which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled to when products are transferred to customers. This guidance is effective for annual reporting periods, and interim periods within those years, beginning December 15, 2018 for non-public entities. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The adoption of ASU 2014-09 had no material impact on the Company’s financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. This standard is effective beginning in the first quarter of 2019, with early adoption permitted. The adoption of ASU 2018-07 is not expected to have a material effect on the Company’s financial statements.

NOTE C- DEBT

In 2020, the Company issued a convertible promissory note in exchange for $100,000 (“the Note”). The Note bears an interest rate of 5% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due. The Note will convert under certain pre-defined condition such as a Qualified Financing Events or Change of Control. Upon conversion, the Note will convert to common shares of the Company at a 20% discount. During 2020, the Company accrued $1,798 in interest associated with the Note.

In 2020, the Company received an Economic Injury Disaster Loan Advance under the Paycheck Protection Program provision of the CARES Act. The advance does not have to be repaid and bears no interest. The Company received $4,000 from this program and has netted this amount against the salaries and wages expense on the income statement.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

During 2020 and 2019, the Company issued Simple Agreements for Future Equity (“SAFE”). The SAFE agreements have no maturity date and bear no interest. The SAFE agreements provide a right to the holder to future equity in the Company in the form of SAFE Preferred Stock. SAFE Preferred Stock are shares of a series of Preferred Stock issued to the investor in an equity financing, having identical rights, privileges, preferences and restrictions as the shares of standard Preferred Stock offered to non-holders of SAFE agreements other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the conversion price; and (ii) the basis for any dividend rights, which will be based on the conversion price. The number of shares issued to the holder is determined by either (1) the face value of the SAFE agreement divided by the price per share of the standard preferred stock issued, if the pre-money valuation is less than or equal to the valuation cap; or (2) a number of shares of SAFE Preferred Stock equal to the face value of the SAFE agreement divided by the price per share equal to the valuation cap divided by the total capitalization of the company immediately prior to an equity financing event. Total capitalization of the company includes all shares of capital stock issued and outstanding and outstanding vested and unvested options as if converted.

If there is a liquidity event (as defined in the SAFE agreements), the investor will, at their option, either (i) receive a cash payment equal to the face value of the SAFE agreement (“Purchase Amount”) or (ii) automatically receive from the Company a number of shares of common stock equal to the Purchase Amount divided by the price per share equal to the valuation cap divided by the Liquidity Capitalization (“Liquidity Price”) (as defined in the SAFE agreements). If there are not enough funds to pay the holders of SAFE agreements in full, then all of the Company’s available funds will be distributed with equal priority and pro-rata among the SAFE agreement holders in proportion to their Purchase Amounts and they will automatically receive the number of shares of common stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

If there is a dissolution event (as defined in the SAFE agreements), the Company will pay an amount equal to the Purchase Amount, due and payable to the investor immediately prior to, or concurrent with, the consummation of the dissolution event. The Purchase Amount will be paid prior and in preference to any distribution of any of the assets of the Company to holders of outstanding capital stock. If immediately prior to the consummation of the dissolution event, the assets of the Company legally available for distribution to all SAFE holders, are insufficient to permit the payment to their respective Purchase Amounts, then all of the assets of the Company legally available for distribution will be distributed with equal priority and pro-rata among the SAFE holders as a single class.

The SAFE agreements will expire and terminate upon either (i) the issuance of shares to the investor pursuant to an equity financing event or (ii) the payment, or setting aside for payment, of amounts due to the investor pursuant to a liquidity or dissolution event.

As of June 30, 2020, no SAFE agreements had been converted into equity, nor had any terminated or expired based on the terms of the agreements.

As of June 30, 2020, the Company had $403,606 of SAFE obligations outstanding, with a valuation caps ranging from $1,666,666 and $5,000,000.

Subsequent to the period, the Company issued a $28,000 SAFE agreement.

The Company accounts for the SAFE agreements under ASC 480 (Distinguishing Liabilities from Equity), which requires that they be recorded at fair value as of the balance sheet date. Any changes in fair value are to be recorded in the statement of income. The Company has determined that the fair value at the date of issuance, and as of December 31, 2019 are both consistent with the proceeds received at issuance, and therefore there is no mark-to-market fair value adjustments required, or reflected in income for the year ended June 30, 2020.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Non-Monetary Exchange

In 2019, the Company issued a $50,000 SAFE agreement to Midsouth Sustainable Energy Solutions, Inc. in exchange for business training, coaching, mentoring, and networking. The items received in this exchange were charged to the professional fees on the income statement.

NOTE E- EQUITY

Under articles of incorporation, the Company is authorized to issue 10,000,000 shares of $0.00001 par value Common Stock.

The Company currently has one class of equity outstanding.

Common Stock: Common shareholders have the right to vote on certain items of Company business at the rate of one vote per share of stock.

As of December 31, 2019, the number of shares issued and outstanding by class was as follows:

Common Stock	8,500,000

In 2019, the Company issued 8,500,000 shares to its founder at an aggregate price of $85.

NOTE F- EQUITY BASED COMPENSATION

In 2020, the Board of Directors adopted the 2020 Equity Incentive Plan (“the Plan”). The Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of common stock. Up to 1,500,000 shares of common stock may be issued pursuant to awards granted under the Plan. The Plan is administered by the Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During 2020, the Company granted 700,000 stock options under the Plan to various advisors and employees. The granted options had an exercise price of $.59, expire in ten years, and ranged from 100% immediate vesting to vesting over a four-year period.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

The total grant date fair value of options granted was $407,573 for the year ended December 31, 2020. A summary of the Company’s stock options activity and related information is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual

Outstanding at December 31, 2019	-	-	-
Granted	700,000	$0.59	10.00

Exercised	-	-
Outstanding at June 30, 2020	700,000	$0.59	9.65

Vested and Expected to vest at June 30, 2020	700,000	$0.59	9.65
Exercisable at June 30, 2020	476,000	$0.59	9.65

Stock option expense for the period ended June 30, 2020 was $276,726. The Company will recognize the remaining value of the options through 2021 as follows:

2020:	$102,450
2021:	$28,396

The stock options were valued using the Black-Scholes pricing model as indicated below:

June 30, 2020
Expected life (years)	5.19
Risk-free interest rate	1.37%
Expected volatility	217%
Annual dividend yield	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

NOTE G- FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option- pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

NOTE H- CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with a limited number of high-quality financial institutions and at times may exceed the amount of insurance provided on such deposits.

NOTE I- SUBSEQUENT EVENTS

Management considered events subsequent to the end of the period but before October 20, 2020 the date that the financial statements were available to be issued.

ORACLE HEALTH, INC.

Audited Financial Statements For The Period of May 9, 2019 (Inception) to December 31, 2019

INDEPENDENT AUDITOR’S REPORT

To Management

Oracle Health, Inc.

Safety Harbor, FL

We have audited the accompanying financial statements of Oracle Health, Inc. (a state of Delaware corporation) which comprise the balance sheet as of December 31, 2019, and the related income statement, statement of changes in shareholders equity, and statement of cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Company, Inc. as of Date, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Jason M. Tyra, CPA

Jason M. Tyra, CPA,

PLLC Dallas, TX

October 14, 2020

1700 Pacific Avenue,

Suite 4710 Dallas, TX 75201

(P) 972-201-9008

(F) 972-201-9008

info@tyracpa.com

www.tyracpa.com

ORACLE HEALTH, INC.

BALANCE SHEET

DECEMBER 31, 2019

2019
ASSETS

CURRENT ASSETS
Due from Shareholder	$29,966

TOTAL CURRENT ASSETS	29,966

TOTAL ASSETS	29,966

LIABILITIES AND SHAREHOLDERS’ EQUITY

NON-CURRENT LIABILITIES
SAFE Notes	120,000

TOTAL LIABILITIES	120,000

SHAREHOLDERS’ DEFICIT
Common Stock (10,000,000 shares authorized; 8,500,000 issued; $.00001 par value)	85
Retained Deficit	(90,119)

TOTAL SHAREHOLDERS’ DEFICIT	(90,034)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$29,966

See Independent Accountant’s Report and accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

INCOME STATEMENT

FOR THE PERIOD OF MAY 9, 2019 (INCEPTION) TO DECEMBER 31, 2019

Operating Expense
Professional Fees	62,709
General & Administrative	21,261
Selling & Marketing	3,659
Research & Development	2,491
90,119

Net Loss from Operations	(90,119)

Net Loss	$(90,119)

Loss Per Share:
Weighted average common shares outstanding - basic and diluted	8,500,000
Net loss per common share - basic and diluted	$(0.01)

See Independent Accountant’s Report and accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD OF MAY 9, 2019 (INCEPTION) TO DECEMBER 31, 2019

2019
Cash Flows From Operating Activities
Net Income (Loss) For The Period	$(90,119)
SAFE Note issued for Professional Services	50,000
Due from Shareholder	(29,966)

Net Cash Flows From Operating Activities	(70,085)

Cash Flows From Financing Activities
Issuance of SAFE Notes	70,000
Issuance of Common Stock	85

Net Cash Flows From Financing Activities	70,085

Cash at Beginning of Period	-
Net Increase (Decrease) In Cash	-
Cash at End of Period	$-

Non-Cash Investing and Financing Activities
Issuance of SAFE Note for Professional Services	50,000

See Independent Accountant’s Report and accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD OF MAY 9, 2019 (INCEPTION) TO DECEMBER 31, 2019

	Common Stock		Retained	Total Stockholders’
	Number	Amount	Earnings	Equity

Balance at May 9, 2019 (Inception)	-	$-	$-	$-

Issuance of Stock	8,500,000	85		85

Net Income			(90,119)	(90,119)

Balance at December 31, 2019	8,500,000	$85	$(90,119)	$(90,034)

See Independent Accountant’s Report and accompanying notes, which are an integral part of these financial statements.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE A- ORGANIZATION AND NATURE OF ACTIVITIES

Oracle Health, Inc. (“the Company”) is a corporation organized under the laws of the State of Delaware. The Company is a healthcare technology company that is developing a digital cardiac monitor. The Company’s products will exploit certain proprietary research carried out by Jaeson Bang, its founder.

NOTE B- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties associated with development of new technology including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

The Company currently has no developed products for commercialization and there can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing a product requires significant capital, and based on the current operating plan, the Company expects to continue to incur operating losses as well as cash outflows from operations in the near term.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Commitments and Contingencies

Commitments and contingencies are amounts designated in the financial statements to account for known future obligations or for the uncertainty related to future obligations that are uncertain, but reasonably estimable. As of December 31, 2019, the Company recognized no amount in respect of commitments and contingencies.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Revenue

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Fixed Assets

The Company capitalizes assets with an expected useful life of one year or more, and an original purchase price of $1,000 or more. Depreciation is calculated on a straight-line basis over management’s estimate of each asset’s useful life.

Rent

The Company is party to a non-cancellable operating lease agreement for office space. The lease commenced in January 2020 and has a term of eleven months. Future minimum payments due in 2020 amount to $5,500.

Advertising

The Company records advertising expenses in the year incurred.

Research & Development

The Company records research & development expenses in the year incurred.

Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to net operating loss carryforwards. As of December 31, 2019, the Company had net deferred tax assets before valuation allowance of $24,000. The following table presents the deferred tax assets and liabilities by source:

2019
Deferred tax assets:
Net operating loss carryforwards	$24,000
Valuation allowance	(24,000)
Net deferred tax assets	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable loss for the year ended December 31, 2019. The Company has no history of generating taxable income. Therefore, a valuation allowance of $24,000 was recorded as of December 31, 2019. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 27%. The effective rate is reduced to 0% for 2019 due to the full valuation allowance on its net deferred tax assets.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of December 31, 2019, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $88,000.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained a net operating loss during fiscal year 2019. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carryforwards, the Company has elected to recognize an allowance to account for them in the financial statements, but has fully reserved it. Under current law, net operating losses may be carried forward indefinitely.

The Company is subject to franchise tax filing requirements in the State of Delaware.

Net Loss Per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2019, diluted net loss per share is the same as basic net loss per share for the period year.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2014, the FASB issued ASU, 2014-09—Revenue from Contracts with Customers (Topic 606), or ASU 2014-09, and further updated through ASU 2016-12, or ASU 2016-12, which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled to when products are transferred to customers. This guidance is effective for annual reporting periods, and interim periods within those years, beginning December 15, 2018 for non-public entities. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The adoption of ASU 2014-09 had no material impact on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), or ASU 2016-02, which supersedes the guidance in ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. This guidance is effective for annual reporting periods beginning after December 15, 2019 for non-public entities. The adoption of ASU 2016-02 had no material impact on the Company’s financial statements and related disclosures.

NOTE C- DEBT

During the year ended December 31, 2019, the Company issued Simple Agreements for Future Equity (“SAFE”). The SAFE agreements have no maturity date and bear no interest. The SAFE agreements provide a right to the holder to future equity in the Company in the form of SAFE Preferred Stock. SAFE Preferred Stock are shares of a series of Preferred Stock issued to the investor in an equity financing, having identical rights, privileges, preferences and restrictions as the shares of standard Preferred Stock offered to non- holders of SAFE agreements other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the conversion price; and (ii) the basis for any dividend rights, which will be based on the conversion price. The number of shares issued to the holder is determined by either (1) the face value of the SAFE agreement divided by the price per share of the standard preferred stock issued, if the pre-money valuation is less than or equal to the valuation cap; or (2) a number of shares of SAFE Preferred Stock equal to the face value of the SAFE agreement divided by the price per share equal to the valuation cap divided by the total capitalization of the company immediately prior to an equity financing event. Total capitalization of the company includes all shares of capital stock issued and outstanding and outstanding vested and unvested options as if converted.

If there is a liquidity event (as defined in the SAFE agreements), the investor will, at their option, either (i) receive a cash payment equal to the face value of the SAFE agreement (“Purchase Amount”) or (ii) automatically receive from the Company a number of shares of common stock equal to the Purchase Amount divided by the price per share equal to the valuation cap divided by the Liquidity Capitalization (“Liquidity Price”) (as defined in the SAFE agreements). If there are not enough funds to pay the holders of SAFE agreements in full, then all of the Company’s available funds will be distributed with equal priority and pro-rata among the SAFE agreement holders in proportion to their Purchase Amounts and they will automatically receive the number of shares of common stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

If there is a dissolution event (as defined in the SAFE agreements), the Company will pay an amount equal to the Purchase Amount, due and payable to the investor immediately prior to, or concurrent with, the consummation of the dissolution event. The Purchase Amount will be paid prior and in preference to any distribution of any of the assets of the Company to holders of outstanding capital stock. If immediately prior to the consummation of the dissolution event, the assets of the Company legally available for distribution to all SAFE holders, are insufficient to permit the payment to their respective Purchase Amounts, then all of the assets of the Company legally available for distribution will be distributed with equal priority and pro-rata among the SAFE holders as a single class.

The SAFE agreements will expire and terminate upon either (i) the issuance of shares to the investor pursuant to an equity financing event or (ii) the payment, or setting aside for payment, of amounts due to the investor pursuant to a liquidity or dissolution event.

As of December 31, 2019, no SAFE agreements had been converted into equity, nor had any terminated or expired based on the terms of the agreements.

As of December 31, 2019, the Company had $120,000 of SAFE obligations outstanding, with a valuation cap of $1,666,666.

The Company accounts for the SAFE agreements under ASC 480 (Distinguishing Liabilities from Equity), which requires that they be recorded at fair value as of the balance sheet date. Any changes in fair value are to be recorded in the statement of income. The Company has determined that the fair value at the date of issuance, and as of December 31, 2019 are both consistent with the proceeds received at issuance, and therefore there is no mark-to-market fair value adjustments required, or reflected in income for the year ended December 31, 2019.

Non-Monetary Exchange

During the period, the Company issued a $50,000 SAFE agreement to Midsouth Sustainable Energy Solutions, Inc. in exchange for business training, coaching, mentoring, and networking. The items received in this exchange were charged to the professional fees on the income statement.

Subsequent to the period, the Company issued $283,606 in SAFE agreements and a $100,000 convertible promissory note.

NOTE D- EQUITY

Under articles of incorporation, the Company is authorized to issue 10,000,000 shares of $0.00001 par value Common Stock.

The Company currently has one class of equity outstanding.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Common Stock: Common shareholders have the right to vote on certain items of Company business at the rate of one vote per share of stock.

As of December 31, 2019, the number of shares issued and outstanding by class was as follows:

Common Stock	8,500,000

In 2019, the Company issued 8,500,000 shares to its founder at an aggregate price of $85. Subsequent to the period, the Company issued 700,000 stock options valued at $407,573.

NOTE E- RELATED PARTY TRANSACTIONS

Due from Shareholder

Due from Shareholder represents funds due from Jaeson Bang, a member of the Company’s management team, for issuance of common stock and SAFE notes. The Company did not have a bank account as of December 31, 2019. As such, funds received by the Company was deposited into Jaeson Bang’s personal account.

During 2019, the Company issued SAFE agreements to related parties as follows:

Jaeson Bang:	$30,000
Family:	$40,000

NOTE F- FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

ORACLE HEALTH, INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option- pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

NOTE G- CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with a limited number of high-quality financial institutions and at times may exceed the amount of insurance provided on such deposits.

NOTE H- SUBSEQUENT EVENTS

Management considered events subsequent to the end of the period but before October 14, 2020 the date that the financial statements were available to be issued.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation of Oracle Health, Inc.
2.2*	Amended and Restated Bylaws of Oracle Health, Inc.
3.1*	Form of Simple Agreement for Future Equity (SAFE)
3.2*	Form of Convertible Note
3.3*	Form of Crowd Note
4.1*	Form of Subscription Agreement
6.1*	Patent Assignment Agreement, dated June 19, 2020, between Jaeson Bang, R. Maxwell Flaherty, J. Christopher Flaherty and Oracle Health, Inc.
6.2*	Patent Assignment Agreement, dated September 9, 2020, between Jaeson Bang and Oracle Health, Inc.
6.3**	IP License Agreement between Oracle Health, Inc. and Jaeson Bang dated September 21, 2020
6.4*	License Agreement, dated November 18, 2019, between Oracle Health, Inc. and Texas Medical Center (i.e., Johnson & Johnson Innovation LLC (JLABS) License Agreement)
6.5*	Research Collaboration Agreement dated September 21, 2019, between Oracle Health, Inc. and Maastricht University
6.6*	Agreement between Tampa By Wave and Oracle Health, Inc. dated April 27, 2020
6.7*	Executive Employment Agreement dated January 1, 2020 between Oracle Health, Inc. and Jaeson Bang
6.8*	Listing Agreement, dated August 17, 2020, between OpenDeal Broker LLC and Oracle Health, Inc.
6.9*	TMCx Accelerator Program Participation Agreement, dated October 5, 2020
8.1****	Escrow Services Agreement, between Prime Trust, LLC and Oracle Health, Inc.
11.1***	Consent of Jason M. Tyra, CPA, PLLC dated October 28, 2020
11.2***	Consent of Bevilacqua PLLC (included in Exhibit 12.1)
12.1***	Opinion of Bevilacqua PLLC

*	Filed as an exhibit, as numbered, to the Form 1-A of Company filed with the Securities and Exchange Commission on October 29, 2020.
**	Filed as an exhibit, as numbered, to the Form 1-A, Amendment No. 1 of the Company filed with the Securities and Exchange Commission on December 11, 2020.
***	Filed herewith.
****	To be filed by amendment.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Safety Harbor, County of Pinellas, State of Florida on December 30, 2020.

ORACLE HEALTH, INC.

By:	/s/ Jaeson Bang
Jaeson Bang CEO and President

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jaeson Bang	CEO, President, Secretary, Treasurer and Director	December 30, 2020
Jaeson Bang	(principal executive officer and principal financial and accounting officer)

III-2